Exhibit 2.1

Dated 26 April 2010

John Maplesden, Anthony Maplesden and John Easton

and

Gse Systems Limited

and

Gse Systems, Inc

Share purchase agreement

Relating to Tas Holdings Limited

Duane Morris
Solicitors and Registered Foreign Lawyers
10 Chiswell Street
London, EC1Y 4UQ
Telephone: +(44) (0) 20 7786 2100
Fax: +(44) (0) 20 7786 2101
DX: 33885 Finsbury Square

Clause
1.	Interpretation	1
2.	Sale and purchase and waiver of pre-emption rights	6
3.	Purchase price	6
4.	Completion	8
5.	Warranties	9
6.	Limitations on claims	10
7.	Property	11
8.	Tax covenant	11
9.	Indemnities	11
10.	Restrictions on Sellers	12
11.	Confidentiality and announcements	14
12.	Further assurance	15
13.	Assignment	15
14.	Whole agreement	15
15.	Variation and waiver	16
16.	Costs	16
17.	Notice	16
18.	Interest on late payment	18
19.	Severance	18
20.	Agreement survives completion	18
21.	Third party rights	18
22.	Successors	19
23.	Counterparts	19
24.	Language	19
25.	Governing law and jurisdiction	19

Schedules
Schedule 1	Particulars of Sellers	20
Particulars of sellers and apportionment of purchase price		20
Schedule 2	Particulars of the Company and subsidiaries	21
Part 1.	The Company	21
Part 2.	The Subsidiaries	21
Schedule 3	Completion	24
Part 1.	What the Sellers shall deliver to the Buyer at Completion	24
Part 2.	Matters for the board meetings at Completion	25
Part 3.	Matters for the Buyer at Completion	25

Schedule 4	Warranties	27
Part 1.	General warranties	27
1.	Power to sell the company	27
2.	Shares in the company and subsidiaries	27
3.	Constitutional and corporate documents	28
4.	Information	29
5.	Compliance with laws	29
6.	Licences and consents	29
7.	Insurance	29
8.	Power of attorney	30
9.	Disputes and investigations	30
10.	Defective products and services	31
11.	Customers and suppliers	31
12.	Competition	31
13.	Contracts	32
14.	Transactions with sellers	34
15.	Finance and guarantees	34
16.	Insolvency	36
17.	Assets	37
18.	Condition of plant and equipment and stock in trade	37
19.	Environment and health and safety	38
20.	Intellectual property	40
21.	Information technology	43
22.	Data protection	45
23.	Employment	46
24.	Property	50
25.	Accounts	54
26.	Financial and other records	55
27.	Changes since accounts date	56
28.	Effect of sale on sale shares	56
29.	Retirement benefits	57
Part 2.	Tax warranties	59
1.	General	59
2.	Chargeable gains	62
3.	Capital losses	64
4.	Capital allowances	64
5.	Distributions and other payments	66
6.	Loan relationships	66
7.	Close companies	67
8.	Group relief	68
9.	Groups of companies	68
10.	Intangible assets	69
11.	Company residence, treasury consents and overseas interests	70
12.	Anti-avoidance	71
13.	Inheritance tax	73

14.	Value Added Tax	74
15.	Premiums and sale and lease back of land	76
16.	Employees and pensions	76
17.	Stamp duty, stamp duty land tax and stamp duty reserve tax	77
18.	Tax sharing	78
19.	Construction industry sub-contractors' scheme	78
Schedule 5	Tax covenant	79
1.	Interpretation	79
2.	Covenant	82
3.	Payment date and interest	83
4.	Exclusions	84
5.	Recovery from third parties	85
6.	Corporation tax returns	85
7.	Conduct of tax claims	87
8.	Grossing up	89
9.	Costs and expenses	89
Schedule 6	Intellectual Property Rights	90
Part 1.	Registered Intellectual Property Rights	90
Part 2.	Material unregistered Intellectual Property Rights	90
Part 3.	Intellectual Property Rights licensed from third parties	90
Part 4.	Intellectual Property Rights licensed to third parties	90
Schedule 7	Information technology	91
Part 1.	Particulars of IT system	91
Part 2.	Particulars of IT contracts	91
Schedule 8	Particulars of Property	92
Part 1	Description of Property	92
Part 2	Schedule of Fixed Fixtures	93
Schedule 9	Net Asset Consideration	925
Schedule 10	Adjusted Profit Consideration	927
Schedule 11	Bonus Pool	101

THIS AGREEMENT is dated 26 April 2010

Parties

(1)	The persons whose names and addresses are set out in Schedule 1 (Sellers).

(2)
GSE SYSTEMS LIMITED, a company incorporated in Scotland with number SC326483, whose registered office is at Homelea House, Faith Avenue. Quarriers Village, Bridge of Weir, Renfrewshire, PA11 3SX (Buyer)

(3)	GSE SYSTEMS, INC whose principal place of business is at 1332 Londontown Blvd., Suite 200, Sykesville, MD 21784 (GSE Inc).

Background

(A)	The Company has an issued share capital of £53,422 divided into 53,422 ordinary shares of £1 each.

(B)	Further particulars of the Company and of the Subsidiaries at the date of this agreement are set out in Schedule 2.

(C)
The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1 comprising in aggregate the whole of the issued share capital of the Company.

(D)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the unaudited financial statements of the Company and the Subsidiaries as at and to the Accounts Date as filed at Companies House, comprising the individual accounts of the Company and the Subsidiaries, and in the case of the Company only the unfiled consolidated Group accounts comprising a profit and loss account (copies of which are attached to the Disclosure Letter).

Accountants: Cousins and Co

Accounts Date: 30 September 2009.

Adjusted Profit: the estimated amount of the consolidated profit before taxes of the Company and its Subsidiaries as adjusted, being £280,000.

Adjusted Profit Consideration: an amount calculated in accordance with Schedule 10.

Bonus Pool: an amount calculated in accordance with Schedule 11

Business: the business of the Company and the Subsidiaries, namely providing engineering design and safety and compliance solutions to engineering, asset, operations, safety & compliance and facilities directors / managers across all UK sectors.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Buyer’s Solicitors: Duane Morris, 10 Chiswell Street, London, EC1Y 4UP.

CAA 2001: the Capital Allowances Act 2001.

Claim and Substantiated Claim: have the meanings set out respectively in clause 6.

Company: TAS Holdings Limited, a company incorporated and registered in England and Wales details of which are set out in Part 1 of Schedule 2.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Balance Sheet: means a consolidated balance sheet of the Company and its Subsidiaries showing the Net Asset Value agreed or determined in accordance with generally accepted accounting principles and Schedule 9 and in the event of any inconsistency between generally accepted accounting principles and Schedule 9, Schedule 9 shall prevail).

Completion Date: the date of this agreement.

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Consideration Shares: common stock of GSE Inc to be allotted and issued credited as fully paid to the Sellers on the terms set out in this agreement in part satisfaction of the Purchase Price.

Consolidated Profits: the consolidated profits before tax of the Company and its Subsidiaries for the period 1st April 2010 to 31 December 2010 as agreed or determined in accordance with Schedule 10

Consolidated Profits 2011: the consolidated profits before tax of the Company and its Subsidiaries for the period 1 January 2011 to 31 December 2011 as agreed or determined in accordance with Schedule 10

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Director: each person who is a director or shadow director of the Company or any of the Subsidiaries, the names of whom are set out in Schedule 2.

Disclosed: fairly, fully. clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this agreement and described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Event: has the meaning given in Schedule 5.

Expert: a person appointed on the terms set out in Schedule 9 to resolve a dispute arising in relation to the calculation of any sums pursuant to Schedules 9, 10 or 11.
Group: in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Intellectual Property Rights: has the meaning given in paragraph 20.1 of Part 1 of Schedule 4.

Investment Lease: has the meaning given in paragraph 24.1 of Part 1 of Schedule 4.

Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company and the Subsidiaries (including any notes thereon) for the period of six  months ended 31 March 2010 (a copy of which is attached to the Disclosure Letter).

Net Asset Value: the consolidated net asset value of the Company and its Subsidiaries at Completion as agreed or determined in accordance with Schedule 9 (and without limitation making full provision for all corporation tax liability arising in respect of the period ended on Completion, but for the avoidance of doubt including the Property and fixed fixtures detailed in Part 2 of Schedule 8 at a value of £245,000.00). Other assets should be included taking into account the depreciation rates set out in Schedule 9.

Net Asset Value Consideration: an amount equal to the Net Asset Value

Pension Scheme: the defined contribution pension scheme details of which are set out in the Disclosure Letter.

Previously-owned Land and Buildings: has the meaning given in paragraph 24.1 of Part 1 of Schedule 4.

Profit and Loss Accounts: a consolidated profit and loss account for the Company and its Subsidiaries for the period 1st April 2010 to 31 December 2010 showing consolidated profits before tax.

Profit and Loss Accounts 2011: a consolidated profit and loss account for the Company and its Subsidiaries for the period 1 January 2011 to 31 December 2011 showing consolidated profits before tax.

Property: has the meaning given in paragraph 24.1 of Part 1 of Schedule 4.

Purchase Price: the purchase price for the Sale Shares to be paid or satisfied in accordance with clause 3.

Sale and Leaseback Agreement: an agreement in the agreed form for the sale of the Property by the Company to the Sellers at a consideration of £245,000.00 and the lease of the Property by the Sellers back to the Company at a yearly rent of £20,000.00.

Sale Shares: the shares in the Company set out in Schedule 1 and which comprise the entire issued share capital of the Company, all of which are fully paid.

Sellers’ Solicitors: Thorp Parker LLP, Martin House, High Street, Stokesley, North Yorkshire TS9 5AD.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a "subsidiary" as defined in section 1159 of the Companies Act 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Surrender Deed: a deed of surrender of the Investment Lease in the agreed form made between (1) the Company and (2) Teesside Automation Services Limited.

Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

Tax or Taxation: has the meaning given in Schedule 5.

Tax Covenant: the tax covenant as set out in Schedule 5.

Tax Claim: has the meaning given in Schedule 5.

Tax Warranties: the Warranties in Part 2 of Schedule 4.

Taxation Authority: has the meaning given in Schedule 5.

Taxation Statute: has the meaning given in Schedule 5.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the representations and warranties in clause 5 and Schedule 4.

1.2	Clause and schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6
A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	The word “including” shall be construed as “including without limitation to the generality of the foregoing”.

1.10	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.11	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this agreement are joint and several.

1.12	References to Subsidiary or Subsidiaries are references to a Subsidiary or Subsidiaries of the Company.

1.13	Reference to this agreement include this agreement as amended or varied in accordance with its terms.

2.	Sale and purchase and waiver of pre-emption rights

2.1
On the terms of this agreement, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

2.2
Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Purchase price

3.1	The Purchase Price for the Sale Shares is an amount equal to the aggregate of:

(a)	the Net Asset Value Consideration

(b)	the Adjusted Profit Consideration

and shall be satisfied as to the Net Asset Value Consideration in cash in accordance with Schedule 9 and as to the Adjusted Profit Consideration by a combination of cash and at the option of the Buyer Consideration Shares in accordance with Schedule 10, in each case apportioned between the Sellers in the proportions set out in square brackets opposite their respective names in Schedule 1.

3.2	For the purposes of clause 3.1:

(a) the Consideration Shares shall rank pari passu with the existing common stock of GSE Inc, including the right to receive all dividends declared made or paid after Completion (save that they shall not rank for any dividend or other distribution of GSE Inc declared made or paid by reference to a record date before Completion); and

(b) the value of each Consideration Share shall be a sum equal to the weighted average closing price of GSE Inc’s common stock for 5 day period ending 2 days before:

(i) the Completion Date, £448,000 (on account  of the Adjusted Profit Consideration);

(ii) the anniversary of the Completion Date in respect of the 15% of the Adjusted Profit Consideration, which may at the option of GSE Inc be satisfied by the issue of Consideration Shares on the anniversary of the Completion Date; and

(iii) the second anniversary of the Completion Date in respect of the 15% of the Adjusted Profit Consideration, which may at the option of GSE Inc be satisfied by the issue of Consideration Shares on the second anniversary of the Completion Date ..

3.3	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

(a) for a breach of any Warranty; or

(b) under clause 9; or

(c) under the Tax Covenant.

3.4	GSE Inc hereby guarantees to the Sellers the due and punctual payment by the Buyer of any part of the Purchase Price payable in cash.

3.5
GSE Inc. has filed an application with the NYSE Amex Stock Exchange to list the Consideration Shares for issuance to the Sellers.  On the  Completion Date, GSE shall issue and deliver the Consideration Shares to the Sellers in the manner set forth in Schedule 10.  Upon issuance, the Consideration Shares will be duly issued, fully paid and non assessable.

3.6
The Consideration Shares will be issued under Regulation S of the Securities Act of 1933 (the “Act”), providing an exemption from registration under the Act.  The Consideration Shares will have a legend stating that the Consideration Shares may not be sold unless they are subsequently registered under the Act or an exemption from registration shall be available.  As soon as reasonably practicable after the Completion Date, GSE shall file a registration statement with the Securities and Exchange Commission registering the resale of the Consideration Shares under the Act.  GSE shall use reasonable efforts to have such registration statement declared effective under the Act, which will enable the Sellers to resell or otherwise freely transfer the Consideration Shares under the Act.

3.7
 In connection with the issuance of the Consideration Shares, the Sellers represent and warrant to GSE as follows:  None of the Sellers are U.S. persons and the Sellers not acquiring the Consideration Shares for the account or benefit of any U.S. person.  The Sellers further represent that they will only resell the Consideration Shares (i) pursuant to an effective registration statement under the Act or (ii) pursuant to an available exemption from registration under the Act.  They also agree not to engage in hedging transactions with respect to the Consideration Shares unless such hedging transactions are done in compliance with the Act.   The Sellers and GSE agree that GSE may refuse to allow the transfer any of the Consideration Shares not made in compliance with the Act.

4.	Completion and Post Completion Matters

4.1	Completion shall take place on the Completion Date:

(a)	at the offices of the Buyer’s Solicitors at 9.00 am; or

(b)	at any other place or time as agreed in writing by the Sellers and the Buyer.

4.2	At Completion the Sellers shall:

(a)	deliver or cause to be delivered the documents and evidence set out in Part 3 of Schedule 3;

(b)	procure that a board meeting of the Company and each of the Subsidiaries is held at which the matters identified in Part 4 of Schedule 3 are carried out; and

(c)	deliver any other documents referred to in this agreement as being required to be delivered by them.

4.3	At Completion the Buyer shall:

(a)
pay £80,000 on account of the Net Asset Value Consideration by CHAPS transfer to Sellers' Solicitors (who are irrevocably authorised to receive the same) at National Westminster Bank plc, 2 Bridge Road Stokesley North Yorkshire Sort Code 55 61 02 Thorp Parker LLP  Clients Account 36020796

and otherwise in accordance with clause 3.1 and pay £245,000on account of the Net Asset Value Consideration to the Buyer’s Solicitors who shall hold same to the order of the Sellers pending completion of the Sale and Leaseback Agreement. Payment made in accordance with this clause shall constitute a valid discharge of the Buyer's obligations in respect of the sum so paid;

(b)
deliver a certified copy of the resolution(s) adopted by the board of directors of GSE Inc  authorising the issue of the Consideration Shares for the first instalment of the Adjusted Profit Consideration; and

(c)
deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

4.4
As soon as possible after Completion the Sellers shall send to the Buyer (c/o the Buyer’s Solicitors) all records, correspondence, documents, files, memoranda and other papers relating to the Company and the Subsidiaries not required to be delivered at Completion and which are not kept at the Property.

4.5	The Buyer shall procure that after Completion the Company and/or its Subsidiaries shall establish a Bonus Pool calculated and operated in accordance with Schedule 11.

5.	Warranties

5.1	The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

5.2	The Sellers warrant and represent to the Buyer that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed.

5.3
Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Sellers shall pay to the Buyer on demand:

(a)	the amount necessary to put the Company and each of the Subsidiaries into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading; and

(b)
all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Buyer or the Company or any of the Subsidiaries as a result of such breach or of the Warranty being untrue or misleading (including a reasonable amount in respect of management time).

A payment made in accordance with the provisions of clause 5.3 shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

5.4
Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made all careful enquiries.

5.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.6
With the exception of the matters Disclosed, no information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

5.7
The Sellers agree that any information supplied by the Company or any of the Subsidiaries or by or on behalf of any of the employees, directors, agents or officers of the Company and any of the Subsidiaries (Officers) to the Sellers or their advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers, and the Sellers hereby undertake to the Buyer and to the Company, the Subsidiaries and each Officer that they waive any and all claims which they might otherwise have against any of them in respect of such claims.

6.	Limitations on claims

6.1	The definitions and rules of interpretation in this clause apply in this agreement.

Claim: a claim for breach of any of the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

6.2	This clause limits the liability of the Sellers in relation to any Claim.

6.3	The liability of the Sellers for all Substantiated Claims when taken together shall not exceed the Purchase Price

6.4	The Sellers shall not be liable for a Claim unless:

(a)
the amount of a Substantiated Claim (other than a Claim which relates to a matter which, if known at the time, would have been taken into account when calculating the Net Asset Consideration or the Adjusted Profit Consideration), or of a series of connected such claims of which that Substantiated Claim (other than a Claim which relates to a matter which, if known at the time, would have been taken into account when calculating the Net Asset Consideration or the Adjusted Profit Consideration) is one, exceeds £1000;

(b)
the amount of all Substantiated Claims (other than a Claim which relates to a matter which, if known at the time, would have been taken into account when calculating the Net Asset Consideration or the Adjusted Profit Consideration and Substantiated Claims that are not excluded under clause 6.4(a) when taken together, exceeds £10,000, in which case the whole amount (and not just the amount by which the limit in this clause 6.4(b) is exceeded) is recoverable by the Buyer.

6.5	The Sellers are not liable for a Claim to the extent that the Claim:

(a)	relates to matters Disclosed; or

(b)	relates to any matter specifically and fully provided for in the calculation of the Net Asset Consideration or the Adjusted Profit Consideration.

6.6
The Sellers are not liable for a Claim unless the Buyer has given the Sellers notice in writing of the Claim, summarising the nature of the Claim as far as is known to the Buyer and the amount claimed within the period of 2 years beginning with the Completion Date.

6.7	Nothing in clause 6 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers, their agents or advisers.

6.8	The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

7.	Property

7.1	The Sellers shall on or before Completion procure that the Company and Teesside Automation Services Limited enter into and complete the Surrender Deed.

7.2	Immediately following Completion the Sellers shall enter into and the Buyer shall procure that the Company enters into the Sale and Leaseback Agreement.

8.	Tax covenant

The provisions of  Schedule 5 apply in this agreement.

9.	Indemnities

9.1
The Sellers undertake to indemnify, and to keep indemnified, the Buyer, the Company and the Subsidiaries against all losses or liabilities (including, without limitation any direct or indirect consequential losses or loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following disputes or matters:

(a)	Any claim by Alan Taylor arising out of or related to termination of his contract of employment; and

(b)	Any tax arising from the sale of the Property to the Sellers on or after the Completion Date; and

(c)	Any claim by any current or former employee of the Company or its Subsidiaries in relation to any share option or share incentive scheme in existence prior to or at the Completion Date; and

Any claim by an individual not described in the Disclosure Letter as an employee that of the Company or its Subsidiaries (eg described as a contractor or consultant) that such individual was at the Completion Date an employee of the Company or its Subsidiaries.

9.2	Any payment made in respect of a claim under this clause 9 shall include:

(a)
an amount in respect of all costs and expenses incurred by the Buyer or the Company or any of the Subsidiaries in relation to the bringing of the claim (including a reasonable amount in respect of management time); and

(b)	any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

10.	Restrictions on Sellers

10.1	Each of the Sellers severally covenants with the Buyer that he shall not:

(a)
at any time during the period of 5 years beginning with the Completion Date, in any geographic areas in which any business of the Company or any of the Subsidiaries was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)
at any time during the period of 5 years beginning with the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries; or

(c)
at any time during the period of 5 years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries; or

(d)	at any time during the period of 5 years beginning with the Completion Date:

(i)
offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of the Subsidiaries, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company or any of the Subsidiaries; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or

(e)	at any time after Completion, use in the course of any business:

(i)	the words "TAS"; or

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company or any of the Subsidiaries; or

(iii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

(f)
at any time during a period of 5 years beginning with the Completion Date, solicit or entice away from the Company or any of the Subsidiaries any supplier to the Company or any of the Subsidiaries who had supplied goods and/or services to the Company or any of the Subsidiaries at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company or any of the Subsidiaries.

10.2
The covenants in clause 10 are intended for the benefit of the Buyer, the Company and the Subsidiaries and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers’ own behalf, on behalf of any other person or jointly with any other person.

10.3	Nothing in clause 10 prevents the Sellers or any of them from holding for investment purposes only:

(a)	any units of any authorised unit trust; or

(b)	not more than 5% of any class of shares or securities of any company traded on the London Stock Exchange.

10.4
Each of the covenants in clause 10 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clause 10. Each of the covenants in clause 10 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

10.5	The consideration for the undertakings contained in clause 10 is included in the Purchase Price.

10.6
Notwithstanding the terms of clause 10.1. it is acknowledged that Anthony Maplesden is an employee of AMEC which company itself or through its subsidiaries may be in competition with the Company or its Subsidiaries and accordingly Anthony Maplesden’s continued employment with AMEC shall not constitute a breach by him of the provisions of clause 10.1.

10.7
Mr John Maplesden and Mr John Easton hereby agree to amend the provisions of their contracts of employment so that they shall not automatically terminate as set out therein or rollover annually but shall continue indefinitely until terminated by notice, which in addition to the current notice provisions of the contracts shall include 3 months notice by the Company or its Subsidiaries (such notice to be subject to the usual statutory employment rights).

11.	Confidentiality and announcements

11.1
Each of the Sellers severally undertakes to the Buyer to keep confidential the terms of this agreement and all information which they have acquired about the Company and the Subsidiaries and the Buyer’s Group (as such Group is constituted immediately before Completion), and to use the information only for the purposes contemplated by this agreement.

11.2	The Sellers do not have to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

11.3	The Sellers may disclose any information that it is otherwise required to keep confidential under clause 11:

(a)
to such professional advisers as are reasonably necessary to advise on this agreement if they procure that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of all the Buyer; or

(c)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	to protect the Sellers’ interest in any legal proceedings,

but shall use reasonable endeavours to consult the Buyer and to take into account any reasonable requests they may have in relation to the disclosure before making it.

12.	Further assurance

The Sellers shall (at their expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

13.	Assignment

13.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

13.2	Each party that has rights under this agreement is acting on its own behalf.

13.3
The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group or to any person to whom it transfers the Sale Shares.

13.4	If there is an assignment:

(a)	the Sellers may discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

(b)	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

14.	Whole agreement

14.1
This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

14.2	Nothing in clause 14 operates to limit or exclude any liability for fraud.

15.	Variation and waiver

15.1	Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

15.2
Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

15.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

15.4
No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

15.5	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

15.6	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

16.	Costs

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

17.	Notice

17.1	A notice given under this agreement:

(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)
shall be sent for the attention of the person, and to the address or fax number, specified in clause 17 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of clause 17); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

17.2
Any notice to be given to or by all of the Sellers under this agreement is deemed to have been properly given if it is given to or by the Sellers’ representative named in clause 17.3. Any notice required to be given to or by some only of the Sellers shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address or fax number as set out in Schedule 1.

17.3	The addresses for service of notice are:

(a)	The Sellers’ representative

(i)	name: John Maplesden

(ii)	address: 54 West Green, Stokesley, North Yorkshire, TS9 5BD

(iii)	fax number:

(b)	GSE Systems Limited

(i)	address: Homelea House, Faith Avenue. Quarriers Village, Bridge of Weir, Renfrewshire, PA11 3SX

(ii)	for the attention of: Graham Wren

(iii)	fax number:

(c)	GSE Systems, Inc

(i)	address: 1332 Londontown Blvd., Sykesville, Md. 21784

(ii)	for the attention of: General Counsel

(iii)	fax number: 410.970.7997

17.4	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery 2 Business Days from the date of posting; or

(d)	in the case of airmail, 10 Business Days from the date of posting; or

(e)
if deemed receipt under the previous paragraphs of clause 17.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

17.5
To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

18.	Interest on late payment

18.1
Where a sum is required to be paid under this agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

18.2	The rate of interest shall be 2% per annum above the base lending rate for the time being of Royal Bank of Scotland plc. Interest shall accrue on a daily basis and be compounded quarterly.

18.3	Clause 18 is without prejudice to any claim for interest under the law.

19.	Severance

19.1
If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

19.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

20.	Agreement survives completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

21.	Third party rights

21.1
Subject to clause 21.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

21.2
The following provisions are intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company and the Subsidiaries and shall be enforceable by them to the fullest extent permitted by law:

(a)	clause 5 and Schedule 4, subject to clause 6;

(b)	clause 8 and Schedule 5;

(c)	clause 9;

(d)	clause 10;

(e)	clause 11; and

(f)	clause 18.

21.3
Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

22.	Successors

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

23.	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

24.	Language

If this agreement is translated into any language other than English, the English language text shall prevail.

25.	Governing law and jurisdiction

25.1
This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

25.2
The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes and claims).

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1: Particulars of Sellers

Particulars of sellers and apportionment of purchase price

Seller’s name and address	Number of sale shares	Proportion of purchase price
John Maplesden 54 West Green Stokesley North Yorkshire TS9 5BD	43,830 ordinary shares of £1 each	82.04485 [82]
Anthony Maplesden 10 Wycherley Avenue Linthorpe Middlesbrough Cleveland TS5 5HH	5,342 ordinary shares of £1 each	9.99962 [10]
John Easton 17 The Spinney Hartlepool TS26 0AW	4,250 ordinary shares of £1 each	7.95552 [8]

Schedule 2: Particulars of the Company and subsidiaries

Part 1.	The Company

Name:	TAS Holdings Limited
Registration number:	02862012
Registered office:	TAS House 37-39 Norton Road Stockton On Tees Cleveland TS18 2BU
Authorised share capital	Amount: £200,000 Divided into: 100,000 ordinary shares of £1 each and 100,000 preference shares of £1 each
Issued share capital	Amount: £53,422 Divided into: 53,422 ordinary shares of £1 each
Registered shareholders (and number of Sale Shares held):	See Schedule 1
Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	See Schedule 1
Directors and shadow directors:	John Maplesden and Anthony Maplesden
Secretary:	Anthony Maplesden
Auditor	None
Registered Charges	Barclays Bank PLC Guarantee and Debenture dated 24 December 1993

Part 2.	The Subsidiaries

Name:	Teesside Automation Services Limited
Registration number:	01134895
Registered office:	TAS House 37-39 Norton Road Stockton On Tees Cleveland TS18 2BU
Authorised share capital Amount:	Amount: £ Divided into: ordinary shares of £1 each
Issued share capital Amount:	Amount: £1,500 Divided into: 1,500 ordinary shares of £1 each
Registered shareholders (and number of shares held):	TAS Holdings Limited
Beneficial owner of shares (if different) and number of shares beneficially owned:	-
Directors and shadow directors:	John Maplesden and Anthony Maplesden
Secretary:	Anthony Maplesden
Auditor	None.
Registered Charges	Barclays Bank PLC Guarantee and Debenture dated 24 December 1993

Name:	TAS Engineering Consultants Limited
Registration number:	05959634
Registered office:	TAS House 37-39 Norton Road Stockton On Tees Cleveland TS18 2BU
Authorised share capital Amount:	Amount: £1,000 Divided into: 1,000 ordinary shares of £1 each
Issued share capital Amount:	Amount: £5 Divided into: 5 ordinary shares of £1 each
Registered shareholders (and number of shares held):	TAS Holdings Limited
Beneficial owner of shares (if different) and number of shares beneficially owned:	-
Directors and shadow directors:	John Maplesden and Anthony Maplesden
Secretary:	Anthony Maplesden
Auditor	None
Registered Charges	None

Name:	Project Engineering Group Limited
Registration number:	03054618
Registered office:	TAS House 37-39 Norton Road Stockton On Tees Cleveland TS18 2BU
Authorised share capital	Amount: £ Divided into: ordinary shares of £1 each
Issued share capital Amount:	Amount: £24 Divided into: 24 ordinary shares of £1 each
Registered shareholders (and number of shares held):	TAS Holdings Limited
Beneficial owner of shares (if different) and number of shares beneficially owned:	-
Directors and shadow directors:	John Maplesden and Anthony Maplesden
Secretary:	Anthony Maplesden
Auditor	None
Registered Charges	None

Schedule 3: Completion

Part 3.	What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

(a)	transfers of the Sale Shares executed by the registered holders in favour of the Buyer;

(b)	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)	the waivers, consents and other documents required to enable the Buyer to be registered as the holder of the Sale Shares;

(d)
an irrevocable power of attorney in agreed form given by the Sellers in favour of the Buyer to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

(e)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(f)
certificates in respect of all issued shares in the capital of each of the Company’s Subsidiaries and transfers, in favour of any person the Buyer directs, of all shares in any Subsidiary held by a nominee for the Company or another Subsidiary;

(g)
in relation to the Company and each of the Subsidiaries, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(h)
the written resignation, executed as a deed and in the agreed form, of the directors and secretaries of the Company and each of the Subsidiaries from their offices and employment with the Company or Subsidiary, except for John Maplesden;

(i)	the written resignation of the Accountants

(j)	a certified copy of the minutes of the board meetings held pursuant to Part 4 of Schedule 3;

(k)	in relation to the Company and each of the Subsidiaries:

(i)	statements from each bank at which any of those companies has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

(iii)	details of their cash book balances; and

(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;

(l)	all title deeds and other documents relating to the Property including but not limited to:

(i)
a Form DS1 in respect of the legal charge noted at entry 1 of the Charges Register of CE31820 duly executed by the proprietor thereof or, official copies of the register entries of CE31820 evidencing the discharge and removal of all entries relating to such legal charge;

(ii)	the Surrender Deed executed in duplicate by the Company and Teesside Automation Services Limited;

(iii)	the original and counterpart Investment Lease together with all deeds and documents supplemental thereto or collateral therewith.

(m)	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 14 of Part 1 of Schedule 4 has been discharged;

(n)
evidence, in agreed form, that the Company and the Subsidiaries have been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of any other person; and

(o)
all charges, mortgages, debentures and guarantees to which the Company or any of the Subsidiaries is a party other than a Guarantee and Debenture dated 24th December 1993 by the Company in favour of Barclays Bank plc and a Guarantee and Debenture dated 24th December 1993 by Teesside Automation Services Limited in favour of Barclays Bank plc and, in relation to each such instrument and any covenants connected with it:

(i)	a sealed discharge or release in the agreed form; and

(ii)	if applicable a completed Form MG02 (statement of satisfaction in full or in part of mortgage or charge).

Part 4.	Matters for the board meetings at Completion

1.	The Sellers shall cause a board meeting of the Company and each of the Subsidiaries to be held at Completion at which the matters set out in Part 4 of Schedule 3 shall take place.

2.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

3.
All directors, secretaries and auditors of the Company and the Subsidiaries shall resign from their offices and employment with the Company and the Subsidiaries with effect from the end of the relevant board meeting, except for John Maplesden.

4.
The persons the Buyer nominates shall be appointed as directors and secretary of the Company and of each of the Subsidiaries (but not exceeding any maximum number of directors contained in the relevant company’s articles of association). The appointments shall take effect at the end of the board meeting.

5.	KPMG shall be appointed as the auditors of the Company and each of the Subsidiaries with effect from the end of the relevant board meeting.

6.	All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

7.	The address of the registered office of the Company and of each of the Subsidiaries shall be changed if required by the Buyer.

8.	The accounting reference date of the Company and of each of the Subsidiaries shall be changed to 31 December.

Part 3: Matters for the Buyer at Completion

The Buyer shall pay £325,000 on account of the Net Asset Value Consideration by CHAPS transfer to Sellers' Solicitors (who are irrevocably authorised to receive the same) in accordance with clause 4.

Schedule 4: Warranties

Part 1 General warranties

1.	Power to sell the company

1.1	The Sellers have all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2
This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

(b)	any order, judgment, decree or other restriction applicable to any of the Sellers.

2.	Shares in the company and subsidiaries

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Sellers are the legal and beneficial owners of the Sale Shares.

2.3	Part 2 of Schedule 2 lists all the Subsidiaries of the Company at the date of this agreement and sets out particulars of their allotted and issued share capital.

2.4	The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries.

2.5	The issued shares of the Subsidiaries are fully paid up.

2.6	The Sale Shares and the issued shares of the Subsidiaries are free from all Encumbrances.

2.7
No right has been granted to any person to require the Company or any of the Subsidiaries to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries.

2.8
No commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Subsidiaries (or any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.9	Neither the Company nor any of the Subsidiaries:

(a)	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries; or

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has, outside its country of incorporation, any branch or permanent establishment; or

(d)	has allotted or issued any securities that are convertible into shares.

2.10	Neither the Company nor any of the Subsidiaries has at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation.

2.11
All dividends or distributions declared, made or paid by the Company and the Subsidiaries have been declared, made or paid in accordance with its memorandum, articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	Constitutional and corporate documents

3.1
The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company and the Subsidiaries Disclosed to the Buyer or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2	All statutory books and registers of the Company and the Subsidiaries have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3
All returns, particulars, resolutions and other documents which the Company or any of the Subsidiaries is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4.	Information

4.1
All information contained in the Disclosure Letter and information provided by the Sellers and their advisers to the Buyer and its advisers in the course of negotiations is complete, accurate and not misleading.

4.2	The particulars relating to the Company and the Subsidiaries in this agreement are accurate and not misleading.

4.3	There is no information that has not been Disclosed which, if Disclosed, might reasonably affect the willingness of the Buyer to buy the Sale Shares on the terms of this agreement.

5.	Compliance with laws

The Company and each of the Subsidiaries has at all times conducted its business in accordance with all applicable laws and regulations.

6.	Licences and consents

6.1
The Company and each of the Subsidiaries has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

6.2	There is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

7.	Insurance

7.1
The insurance policies maintained by or on behalf of the Company and the Subsidiaries provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company and the Subsidiaries.

7.2	The particulars of those policies set out in the Disclosure Letter are accurate and not misleading.

7.3
There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Sellers are aware, there are no circumstances likely to give rise to any claim under any of those policies.

7.4
All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8.	Power of attorney

8.1	There are no powers of attorney in force given by the Company or any of the Subsidiaries.

8.2
No person, as agent or otherwise, is entitled or authorised to bind or commit the Company or any of the Subsidiaries to any obligation not in the ordinary course of the Company’s or any Subsidiary’s business.

8.3	The Disclosure Letter sets out details of all persons who have authority to bind the Company and the Subsidiaries in the ordinary course of business.

9.	Disputes and investigations

9.1	Neither the Company nor any of the Subsidiaries nor any person for whom the Company or any of the Subsidiaries is vicariously liable:

(a)
is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.2
No director of the Company or any of the Subsidiaries is, to the extent that it relates to the business of the Company or the Subsidiaries, engaged in or subject to any of the matters mentioned in paragraph 9.1 of Schedule 4.

9.3
No such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 or paragraph 9.2 of Schedule 4 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

9.4
The Company and the Subsidiaries are not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.	Defective products and services

10.1	Neither the Company nor any of the Subsidiaries has manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective or did not comply with:

(a)	warranties or representations expressly made or implied by or on behalf of the Company or relevant Subsidiary; or

(b)	all laws, regulations, standards and requirements applicable to the products.

10.2
No proceedings have been started, are pending or have been threatened against the Company or any of the Subsidiaries in which it is claimed that any products manufactured or sold by the company concerned are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

10.3
No proceedings have been started and there are no outstanding liabilities or claims pending or threatened against the Company or any of the Subsidiaries in respect of any services supplied by the Company or any of the Subsidiaries for which the Company or any of the Subsidiaries is or may become liable and no dispute exists between the Company or any of the Subsidiaries and any of their respective customers or clients.

11.	Customers and suppliers

11.1
In the 12 months ending with the date of this agreement, neither the business of the Company nor of any of the Subsidiaries has been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company or any of the Subsidiaries:

(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.2
No one or more of the things mentioned in paragraph 11.1 of Schedule 4 is likely to happen to the extent that the business of the Company or the business of any of the Subsidiaries will be materially affected in an adverse manner.

12.	Competition

12.1	The definition in this paragraph applies in this agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

12.2
Neither the Company nor any of the Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or the Subsidiaries conduct business and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

12.3
Neither the Company nor any of the Subsidiaries is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company or any of the Subsidiaries conducts business.

12.4
No such investigation, inquiry or proceedings as mentioned in paragraph 12.3 of Schedule 4have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

12.5
Neither the Company nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and neither the Company nor any of the Subsidiaries have given any undertakings or commitments to such bodies which affect the conduct of the Business.

12.6
Neither the Company nor any of the Subsidiaries is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

13.	Contracts

13.1	The definition in this paragraph applies in this agreement.

Material Contract: an agreement or arrangement to which the Company or any of the Subsidiaries is a party or is bound by and which is of material importance to the business, profits or assets of the Company or any of the Subsidiaries.

13.2	Except for the agreements and arrangements Disclosed, neither the Company nor any of the Subsidiaries is a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company or any of the Subsidiaries; or

(d)	may be terminated as a result of any Change of Control of the Company or any of the Subsidiaries; or

(e)	restricts the freedom of the Company or any of the Subsidiaries to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	involves agency or distributorship; or

(g)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)	cannot be readily fulfilled or performed by the Company or the relevant Subsidiary on time and without undue or unusual expenditure of money and effort; or

(j)	involves or is likely to involve an aggregate consideration payable by or to the Company or any of the Subsidiaries in excess of £3,000; or

(k)	requires the Company or any of the Subsidiaries to pay any commission, finders' fee, royalty or the like; or

(l)
is for the supply of goods and/or services by or to the Company or any of the Subsidiaries on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(m)	is not on arm's length terms; or

(n)	provides for payments or other dealings in or calculated by reference to the euro or which will otherwise be affected by the changes arising from European Monetary Union.

13.3	Each Material Contract is in full force and effect and binding on the parties to it. Neither the Company nor any of the Subsidiaries have defaulted under or breached a Material Contract and:

(a)	no other party to a Material Contract has defaulted under or breached such a contract; and

(b)	no such default or breach by the Company, any of the Subsidiaries or any other party is likely or has been threatened.

13.4
No notice of termination of a Material Contract has been received or served by the Company or any of the Subsidiaries and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.5	There are no agreements or arrangements to which the Company or any of the Subsidiaries is subject that involve obligations or liabilities that ought reasonably to be made known to the Buyer.

14.	Transactions with sellers

14.1
There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following, or between any of the Subsidiaries and any of the following:

(a)	any of the Sellers or any person Connected with any of the Sellers; or

(b)	any director of a member of the Company’s Group or any person Connected with such a member or director.

14.2
None of the Sellers, nor any person Connected with any of the Sellers, is entitled to a claim of any nature against the Company or any of the Subsidiaries or has assigned to any person the benefit of a claim against the Company or any of those Subsidiaries to which the Sellers or a person Connected with the Sellers would otherwise be entitled.

15.	Finance and guarantees

15.1	Neither the Company nor any of the Subsidiaries has any borrowings.

15.2
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any of the Subsidiaries or any third party in respect of obligations of the Company or the Subsidiaries.

15.3
Neither the Company nor any of the Subsidiaries has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company or the Subsidiaries other than debts that have arisen in the normal course of business.

15.4	Neither the Company nor any of the Subsidiaries has:

(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.

15.5
All debts (less any provision for bad and doubtful debts) owing to the Company or any of the Subsidiaries reflected in the Accounts and all debts subsequently recorded in the books of the Company and the Subsidiaries have either prior to the date of this agreement been realised or will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

15.6
No indebtedness of the Company or any of the Subsidiaries is due and payable and no security over any of the assets of the Company or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. Neither the Company nor any of the Subsidiaries has received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company or the Subsidiaries.

15.7
Neither the Company nor any of the Subsidiaries has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

15.8	Neither the Company nor any of the Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.9
Particulars of the balances of all the bank accounts of the Company and the Subsidiaries, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company and the Subsidiaries have no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

15.10	Having regard to the existing banking and other facilities available to it, the Company and each of the Subsidiaries has sufficient working capital for the purposes of:

(a)	continuing to carry on its business in its present form and at its present level of turnover for the next 12 months; and

(b)
executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company and each of the Subsidiaries.

15.11	A Change of Control of the Company will not result in:

(a)	the termination of or material effect on any financial agreement or arrangement to which the Company, or any of the Subsidiaries, is a party or subject; or

(b)	any indebtedness of the Company or of any of the Subsidiaries becoming due, or capable of being declared due and payable, prior to its stated maturity.

16.	Insolvency

16.1	Neither the Company nor any of the Subsidiaries:

(a)	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

(b)	has stopped paying its debts as they fall due.

16.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of the Company, or of any of the Subsidiaries, to take any action to enforce their debts is suspended, restricted or prevented; or

(b)
some or all of the creditors of the Company or of any of the Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or any of the Subsidiaries; or

(c)	a person is appointed to manage the affairs, business and assets of the Company, or any of the Subsidiaries, on behalf of the Company’s, or any of the Subsidiaries' creditors; or

(d)
the holder of a charge over all or any of the Company’s assets or over all or any of the Subsidiaries' assets is appointed to control the business and/or all or any assets of the Company or any of the Subsidiaries.

16.3	In relation to the Company and each of the Subsidiaries:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)
no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

16.4
No process has been initiated which could lead to the Company or any of the Subsidiaries being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

16.5	No distress, execution or other process has been levied on an asset of the Company or any of the Subsidiaries.

17.	Assets

17.1
The Company or one of the Subsidiaries is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date and all other assets used by the Company or the Subsidiaries, except for those disposed of since the Accounts Date in the normal course of business.

17.2
None of the assets shown in the Accounts or acquired by the Company or the Subsidiaries since the Accounts Date or used by the Company or any of the Subsidiaries is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3
The Company or one of the Subsidiaries is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company or the Subsidiaries, except for those Disclosed as being in the possession of a third party in the normal course of business.

17.4
None of the assets, undertaking or goodwill of the Company or the Subsidiaries is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

17.5
The assets of the Company and of each of the Subsidiaries comprise all the assets necessary for the continuation of the relevant company’s business in the manner in which such business has been carried on as at the Accounts Date and as at Completion.

18.	Condition of plant and equipment

18.1	The plant, machinery, equipment and vehicles used in connection with the Business:

(a)	are in good working order and have been regularly and properly maintained;

(b)	are capable and will continue to be capable of doing the work for which they were designed; and

(c)	are not surplus to the current or proposed requirements of the Company and the Subsidiaries.

19.	Environment and health and safety

19.1	The definitions in this paragraph apply in this agreement.

Environment: the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

Environmental and Health and Safety Laws: all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the Environment or health and safety or any person.

Environmental and Health and Safety Matters: all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, existence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to any Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

Environmental and Health and Safety Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any Environmental and Health and Safety Laws for the operation of the Business or in relation to the Property.

Harm: harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property.

Hazardous Substances: any material,  substances or organisms which, alone or in combination with others, are capable of causing Harm, including radioactive substances and asbestos containing materials.

Waste: any waste, including any by-product of an industrial process and anything which is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

19.2
The Company and each of the Subsidiaries have obtained and have at all times complied with all Environmental and Health and Safety Permits, all Environmental and Health and Safety Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of any Environmental and Health and Safety Permits.

19.3
The Company and each of the Subsidiaries have at all times complied with all Environmental and Health and Safety Laws and there are no facts or circumstances which may lead to any breach of or liability under any Environmental and Health and Safety Laws.

19.4
All information provided by or on behalf of the Company or any of the Subsidiaries to any relevant enforcement authority, and all records and data required to be maintained by the Company or any of the Subsidiaries under the provisions of any Environmental and Health and Safety Laws are complete and accurate.

19.5	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, the Property.

19.6
There are, and have been, no landfills, underground storage tanks or mining operations, uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by Environmental and Health and Safety Laws or otherwise) present or carried out at, on or under the Property or within 200 metres of the Property. There are no polychlorinated biphenyls or asbestos containing materials at, on or under the Property.

19.7
 There have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company, any of the Subsidiaries or any of its respective directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of the Property or for any breach or alleged breach of any Environmental and Health and Safety Permits, Environmental and Health and Safety Laws and there are no facts or circumstances which may lead to any such claims, investigations, prosecutions or other proceedings. At no time has the Company or any of the Subsidiaries received any notice, communication or information alleging any liability in relation to any Environmental and Health and Safety Matters or that any works are required.

19.8
Neither the Company nor any of the Subsidiaries have received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive and the relevant local authority, with regard to any breach or alleged breach of any Environmental and Health and Safety Laws.

19.9
Neither the Company nor any of the Subsidiaries has or is likely to have any actual or potential liability under any Environmental and Health and Safety Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

19.10
The Company and the Subsidiaries have adequate employers' liability and public liability insurance cover in respect of the Business and the Property. No claims have been made or are contemplated under any such insurance cover.

19.11	Copies of all:

(a)	current Environmental and Health and Safety Permits;

(b)	environmental and health and safety policy statements;

(c)	reports in respect of environmental and health and safety audits, investigations or other assessments;

(d)	records of accidents, illnesses and reportable diseases;

(e)	assessments of substances hazardous to health;

(f)	correspondence between the Company or any of the Subsidiaries and any relevant enforcement authority; and

(g)	copies or details of all waste disposal contracts

relating to the Business or the Property have been disclosed to the Buyer and all such statements, reports, investigations, assessments, records, correspondence and other information are complete and accurate and are not misleading.

19.12
Neither the Company nor any of the Subsidiaries have given or received any warranties or indemnities in respect of (or have otherwise attempted to apportion) any liabilities, duties or obligations that arise under Environmental and Health and Safety Laws.

19.13	The Company and each of the Subsidiaries are not required to comply with the requirements of the:

(a)	Producer Responsibility (Packaging Waste) Regulations 2007;

(b)	Waste Electrical and Electronic Equipment Regulations 2006; and

(c)	Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Regulations 2008,

20.	Intellectual property

20.1	The definition in this paragraph applies in this agreement.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, trade names and domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

20.2
Complete and accurate particulars are set out in Part 5 and Part 6 of Schedule 6 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company and the Subsidiaries.

20.3
Complete and accurate particulars are set out in Part 7 and Part 8 of Schedule 6 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which:

(a)	the Company or any of the Subsidiaries uses or exploits Intellectual Property Rights owned by any third party; or

(b)	the Company or any of the Subsidiaries has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

20.4
Except as set out in Part 7 and Part 8 of Schedule 6, the Company or the relevant specified Subsidiary is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 5 and Part 6 of Schedule 6, free from all Encumbrances.

20.5	The Company and the Subsidiaries do not require any Intellectual Property Rights other than those set out in Part 5 and Part 6 of Schedule 6 in order to carry on their respective activities.

20.6
The Intellectual Property Rights set out in Part 5 and Part 6 of  Schedule 6are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b)
all confidential information (including know-how and trade secrets) owned or used by the Company or the Subsidiaries has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c)
no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company or any of the Subsidiaries, in any country in which the Company or any Subsidiary has registered or is using that mark, trade name or domain name; and

(d)	there are and have been no claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

20.7
Nothing is due to be done within 30 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company or any of the Subsidiaries which are registered or the subject of an application for registration.

20.8
There has been no infringement by any third party of any of the Intellectual Property Rights set out in Part 5 and Part 6 of, Schedule 6 nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company or any of its Subsidiaries, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

20.9	The agreements and licences set out in Part 7 and Part 8 of Schedule 6:

(a)	are valid and binding;

(b)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(c)	are not the subject of any claim, dispute or proceeding, pending or threatened; and

(d)	have, where required, been duly recorded or registered.

20.10	A Change of Control of the Company or any of the Subsidiaries will not result in the termination of or materially affect any of the Intellectual Property Rights set out in Schedule 6.

20.11	The activities of the Company and each of the Subsidiaries and of any licensee of Intellectual Property Rights granted by the Company or any of the Subsidiaries:

(a)	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party; or

(b)	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; or

(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

21.	Information technology

21.1	The definitions in this paragraph apply in this agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company or any of the Subsidiaries.

IT Contracts: all arrangements and agreements under which any third party (including without limitation any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

21.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in Part 9 and Part 10 of Schedule 7

21.3
Save to the extent provided in the IT Contracts, the Company and the Subsidiaries are the owners of the IT System free from Encumbrances. The Company and the Subsidiaries have obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

21.4	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

21.5	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

21.6
None of the IT Contracts is liable to be terminated or otherwise materially affected by a Change of Control of the Company and/or the Subsidiaries, and the Sellers have no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

21.7
The Company and the Subsidiaries have possession or control of the source code of all software in the IT System, or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in Part 10 of Schedule 7).

21.8	The elements of the IT System:

(a)	are functioning properly and in accordance with all applicable specifications;

(b)	are not defective in any respect and have not been materially defective or materially failed to function during the last three years;

(c)	do not contain any software virus and have not within the last 12 months been infected by any software virus or accessed by any unauthorised person;

(d)	have sufficient capacity and performance to meet the current and foreseeable business requirements of the Company and the Subsidiaries;

(e)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance;

(f)
have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in Part 10 of Schedule 7

21.9
The Company and the Subsidiaries have implemented appropriate procedures, (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

21.10
The Company and the Subsidiaries have in place a disaster recovery plan which is fully documented and would enable the business of the Company and the Subsidiaries to continue if there were significant damage to or destruction of some or all of the IT System. A copy of the plan is attached to the Disclosure Letter.

21.11
The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company or the Subsidiaries which depend on date-programmed control devices) has not been affected and will be unaffected by any changes in dates (past, present or future). In particular:

(a)	no value for a current date has caused or will cause any interruption in operation;

(b)	date-based functionality has behaved and will behave consistently for all dates;

(c)	in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d)	all leap years (including 2004 and 2008) will be recognised as such.

21.12	The IT System is capable of:

(a)	performing its functions in multiple currencies, including the euro;

(b)	satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EC Regulation 1103/97;

(c)	displaying and printing the generally accepted symbols for the euro and any other currency; and

(d)	processing the generally accepted codes for the euro and any other currency.

22.	Data protection

22.1	The Company and the Subsidiaries have notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:

(a)	have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

(b)	have paid all fees payable in respect of such notifications;

(c)	the contents of such notifications (copies of which are attached to the Disclosure Letter) are complete and accurate; and

(d)	there has been no unauthorised disclosure of personal data outside the terms of such notifications.

22.2	No personal data have been transferred outside the European Economic Area.

22.3	The Company and the Subsidiaries have:

(a)
complied in all respects with the Data Protection Act 1984 and the Data Protection Act 1998 including in relation to any manual data in respect of which the transitional exemptions under Schedule 8 of the Data Protection Act 1998 have now expired);

(b)	satisfied any requests for access to personal data subject to paragraph 22.3(a) of Schedule 4;

(c)	established the procedures necessary to ensure continued compliance with such legislation; and

(d)
complied with the requirements of the seventh principle of the Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company or any of the Subsidiaries, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company or the relevant Subsidiary, and requiring the data processor to comply with obligations relating to security measures equivalent to those imposed on the Company or the relevant Subsidiary by the seventh principle as mentioned above.

22.4	Neither the Company nor any of the Subsidiaries has received any:

(a)	notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or

(b)	claim for compensation for loss or unauthorised disclosure of data; or

(c)	notification of an application for rectification or erasure of personal data,

and neither the Company nor any of the Subsidiaries is aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

22.5
The Company and the Subsidiaries have complied with their obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

23.	Employment

23.1	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual and other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company or any of the Subsidiaries by any Employee or Worker.

Employee: any person employed by the Company or any of the Subsidiaries under a contract of employment.

Worker: any person who personally performs work for the Company or any of the Subsidiaries but who is not in business on their own account or in a client/customer relationship.

23.2	The name of each person who is a Director is set out in Schedule 2.

23.3
The Disclosure Letter includes details of all Employees and Workers of the Company and the Subsidiaries, the particulars of each Employee and Worker and the principal terms of their contract including:

(a)	the Company which employs or engages them;

(b)	their remuneration (including any benefits and privileges provided or which the Company or the relevant Subsidiary is bound to provide to them or their dependants, whether now or in the future);

(c)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(d)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(e)	the type of contract (whether full or part-time or other);

(f)	their date of birth;

(g)	any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

(h)	the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

23.4
The Disclosure Letter includes details of all persons who are not Workers and who are providing services to the Company or any of the Subsidiaries under an agreement which is not a contract of employment with the Company or the relevant Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from a employer which is not a member of the Company’s Group) and the particulars of the terms on which the individual provides services, including:

(a)	the company which engages them;

(b)
the remuneration of each individual (including any benefits and privileges provided or which the Company or any of the Subsidiaries is bound to provide) to them or their dependants, whether now or in the future; and

(c)	the length of notice necessary to terminate each agreement or, if at fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	any country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

(e)	the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

23.5
The Disclosure Letter includes details of all Employees and Workers of the Company and the Subsidiaries who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill-health or for any other reason.

23.6
No notice to terminate the contract of employment of any Employee or Worker of the Company or any Subsidiary (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between:

(a)
the Company or any Subsidiary and any of its or their current or former Employees relating to their employment, its termination and any reference given by the Company or any Subsidiary regarding them; or

(b)	the Company or any Subsidiary and any of its current or former Workers relating to their contract, its termination and any reference given by the Company or any Subsidiary regarding them.

23.7	No questionnaire has been served on the Company or any of the Subsidiaries by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

23.8	Every Employee or Worker of the Company or any Subsidiary who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom.

23.9
No offer of employment or engagement has been made by the Company or by any of the Subsidiaries that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

23.10
The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or Employees of the Company or any of the Subsidiaries to terminate their employment or receive any payment or other benefit.

23.11
All contracts between the Company or any Subsidiary and its or their Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company or any Subsidiary other than wages, commission or pension.

23.12	All contracts between the Company or the Subsidiaries and their Directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

23.13
Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

23.14
Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any incentive scheme (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme).

23.15
There are no other incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by any member of the Company's Group or any shareholder of the Company in which the Company or any of the Subsidiaries or any of their respective Directors, Employees or Workers participates.

23.16
Neither the Company nor any of the Subsidiaries has incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

23.17	Neither the Company nor any of the Subsidiaries has incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

23.18
Neither the Company nor any of the Subsidiaries has made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

23.19
Neither the Company nor any of the Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

23.20
No subject access requests made to the Company or any of the Subsidiaries pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding and the Company and the Subsidiaries have complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by them relating to their Employees, Workers, and former Employees and Workers.

23.21
Neither the Company nor any Subsidiary has in the last 12 months altered and they shall not alter (whether to take effect prior to, on or after the Completion Date) any of the terms of employment or engagement of any of the Employees or Workers (without the prior written consent of the Buyer).

23.22
Neither the Company nor any Subsidiary has or will transfer or agree to transfer any Employee or Worker from working for the Company or any Subsidiary, induce any Employee or Worker to resign their employment with the Company or any Subsidiary without the prior written consent of the Buyer.

23.23	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

23.24	Neither the Company nor any Subsidiary has offered, promised or agreed to any future variation in the contract of any Employee or Worker

23.25	The Disclosure Letter includes true, complete and accurate:

(a)	copies of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers;

(b)
copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker

23.26	In respect of each Employee and Worker, the Company and the Subsidiaries have:

(a)
performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

(c)	maintained adequate, suitable and up to date records.

23.27	No Employee is subject to a current disciplinary warning or procedure.

23.28
No employment related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) (without limitation, including shares in the Company and options over them) have been issued, granted or transferred in respect of employment or office with the Company or any Subsidiary.

23.29
There are no securities, options over securities or interests in securities (other than those securities or options referred to in paragraph 23.27 above) in respect of which the Company or any Subsidiary may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) of any Director, Employee or Worker.

24.	Property

24.1	The definitions in this paragraph apply in this agreement.

Current Use: the use for the Property as set out in Schedule 8.

Investment Lease: the lease of part of the Property dated 2 August 2006 and made between (1) the Company and (2) Teesside Automation Services Limited.

Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or any of the Subsidiaries, but which are either no longer owned, occupied or used by the Company or any of the Subsidiaries, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

Planning Legislation: any primary or secondary legislation from time to time regulating the use or development of land.

Statutory Agreement: an agreement or undertaking entered into under any legislation.

24.2	The particulars of the Property set out in Schedule 8 are true, complete and accurate.

24.3	The Property is the only land and buildings owned, used or occupied by the Company and the Subsidiaries.

24.4
Neither the Company nor any of the Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Property.

24.5	Neither the Company, nor any company that is or has at any time been a Subsidiary, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

24.6
Neither the Company, nor any company that is or has at any time been a Subsidiary, has given any guarantee or indemnity for any liability relating to the Property, any Previously-owned Land and Buildings or any other land or buildings.

24.7
All written replies given by or on behalf of the Sellers, the Company or any Subsidiary in response to any written enquiries raised by or on behalf of the Buyer in relation to the Property were complete and accurate at the date they were given, and would still be complete and accurate if the replies were instead being given on the Completion Date.

24.8	The Company is solely legally and beneficially entitled and has a good and marketable title to the Property.

24.9
Subject to the Investment Lease, the Company, is in possession and actual occupation of the Property on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and neither the Company nor any Subsidiary has granted, or agreed to grant, any right of occupation or enjoyment in respect of the Property to any third party.

24.10	There is no circumstance that could render any transaction affecting the title of the Company to the Property liable to be set aside under the Insolvency Act 1986.

24.11	There are no insurance policies relating to any issue of title affecting the Property.

24.12
There are, appurtenant to the Property, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise), and the access for the Property is over roads adopted by the local authority and maintained at public expense and such roads immediately abut the Property at each point where access is gained.

24.13
The unexpired residue of the term granted by the Investment Lease remains vested in Teesside Automation Services Limited who have not granted, or agreed to grant, any right of occupation or enjoyment in respect of the premises demised thereby to any third party.

24.14	The Property (and the proceeds of sale from it) are free from:

(a)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and

(b)	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

24.15	The Property is not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges and all outgoings have been paid when due and none is disputed.

24.16	The Property is not subject to any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.

24.17
There are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Property which are of an onerous or unusual nature, or affect their value, or which conflict with the Current Use of the Property.

24.18
All covenants, restrictions, stipulations and other encumbrances affecting the Property have been fully observed and performed and no notice of any alleged breach has been received by the Company (or its predecessors in title) or the Subsidiaries (or their predecessors in title).

24.19
There are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Property, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Property.

24.20	There are no matters which are registered as local land charges or, although not registered, are capable of registration as local land charges.

24.21
The Company and the Subsidiaries have not (nor has anyone on their behalf) expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Property or of which the Property has the benefit.

24.22	The Current Use of the Property is the permitted use for the purposes of the Planning Legislation.

24.23	All necessary building regulation consents have been obtained both in relation to the Current Use of the Property and any alterations and improvements to it.

24.24
No claim or liability (contingent or otherwise) under the Planning Legislation in respect of the Property, or any Statutory Agreement affecting the Property, are outstanding, nor is the Property the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Property, and the neither the Company, nor the Subsidiaries, are aware of any matter or circumstances which would lead to any such notice, order, resolution or proposal.

24.25
All planning permissions, orders and regulations issued under the Planning Legislation, and all building regulations, consents and byelaws for the time being in force have been fully complied with in relation to the Property.

24.26
The Company and the Subsidiaries have complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Property and its Current Use.

24.27	The Property is in a good state of repair and condition and fit for the Current Use.

24.28	There are no development works, redevelopment works or fitting-out works outstanding in respect of the Property.

24.29	The Property does not suffer from any of the following:

(a)	flooding;

(b)	subsidence;

(c)	heave;

(d)	landslip;

(e)	mining activities;

(f)	structural defects;

(g)	defects in the drains and services from time to time serving the Property; or

(h)	dry rot, wet rot, rising damp and any infestation.

24.30
Neither the Company, nor the Subsidiaries, have received any adverse report from any engineer, surveyor or other professional relating to the Property and they are not aware of any predecessor in title having done so.

24.31
No notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to the Property, the Current Use of the Property or any machinery, plant or equipment in them, and neither the Company, nor the Subsidiaries, are aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

24.32
There exists no dispute between the Company, and the Subsidiaries, and the owner or occupier of any other premises adjacent to or neighbouring the Property and neither the Company, nor the Subsidiaries, expect, or are aware of, any circumstances that may give rise to any such dispute after the date of this agreement.

25.	Accounts

25.1
The Accounts have been prepared in accordance with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the applicable law and regulation of that jurisdiction.

25.2	The Accounts:

(a)	make proper and adequate provision for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(b)	do not overstate the value of current or fixed assets; and

(c)	do not understate any liabilities (whether actual or contingent).

25.3
The Accounts show a true and fair view of the state of affairs of the Company and the Subsidiaries (and, in relation to the consolidated accounts, of the Company and the Subsidiaries, and of the Company's Group as a whole) as at the Accounts Date and where applicable of the profit and loss of the Company and the Subsidiaries, and of the Company's Group, for the financial year ended on that date.

25.4
The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company and the Subsidiaries as at the Accounts Date.

25.5
The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

25.6	The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of all applicable laws and regulations.

25.7
The Accounts have been prepared on a basis consistent with the unaudited accounts of, as the case may be, the Company, the Subsidiaries or the consolidated accounts of the Company and the Subsidiaries, for the two prior accounting periods without any change in accounting policies used.

25.8
The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of the Company and the Subsidiaries as at and to the date for which they have been prepared.

26.	Financial and other records

26.1	All financial and other records of the Company and of each of the Subsidiaries:

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company or the Subsidiary to which they relate.

26.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

26.3
All statutory records, including accounting records, required to be kept or filed by the Company or any of the Subsidiaries have been properly kept or filed and comply with the requirements of all applicable laws and regulations.

26.4	All deeds and documents belonging to the Company are in the possession of the Company and those belonging to the Subsidiaries are in the possession of the Subsidiary to which they belong.

27.	Changes since accounts date

Since the Accounts Date:

(a)	the Company and each of the Subsidiaries has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover, financial position or prospects of the Company or any of the Subsidiaries;

(c)	neither the Company nor any of the Subsidiaries has issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or any of the Subsidiaries;

(e)
neither the Company nor any of the Subsidiaries has borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company or any of the Subsidiaries in excess of £3,000 and neither the Company nor any of the Subsidiaries has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company or any of the Subsidiaries in excess of £3,000;

(f)	no shareholder resolutions of the Company or any of the Subsidiaries have been passed other than as routine business at the annual general meeting;

(g)	there has been no abnormal increase or reduction of stock in trade;

(h)	none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts; and

(i)	neither the Company nor any of the Subsidiaries has offered price reductions or discounts or allowances on sales of stock in trade, or sold stock in trade at less than cost price.

28.	Effect of sale on sale shares

Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

(a)	cause the Company or any of the Subsidiaries to lose the benefit of any right or privilege it presently enjoys; or

(b)
relieve any person of any obligation to the Company or any of the Subsidiaries (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or any of the Subsidiaries, or to exercise any right in respect of the Company or any of the Subsidiaries; or

(c)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(d)	entitle any person to receive from the Company or any of the Subsidiaries any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(e)
result in any customer or supplier being entitled to cease dealing with the Company or any of the Subsidiaries or to reduce substantially its existing level of business or to change the terms on which it deals with the Company or any of the Subsidiaries; or

(f)	so far as the Sellers are aware, result in any officer or senior Employee leaving the Company or any of the Subsidiaries; or

(g)	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(h)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company or any of the Subsidiaries for the purposes of its business; or

(i)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or the Subsidiaries; or

(j)
result in any present or future indebtedness of the Company or any of the Subsidiaries becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company or any of the Subsidiaries being withdrawn; or

(k)	entitle any person to acquire, or affect the entitlement of any person to acquire shares in the Company.

29.	Retirement benefits

29.1
The Pension Scheme is the only arrangement under which the Company or any of the Subsidiaries has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees). No proposal or announcement has been made to any Employee or officer of the Company or any of the Subsidiaries as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

29.2	Full details of the Pension Scheme are set out in the Disclosure Letter, including (but not limited to):

(a)	copies of all documents governing the Pension Scheme and of any announcements and explanatory booklets relating to it;

(b)	a list of all Pensionable Employees who are members of the Pension Scheme with all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme;

(c)	all agreements for the provision of services and any insurance contracts relating to the Pension Scheme.

The documents listed above contain full details of all benefits payable in respect of the Pensionable Employees under the Pension Scheme (including any benefits payable to any Pensionable Employee on early retirement or redundancy under the Pension Scheme, or any previous scheme of which the Pensionable Employee was a member). No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Pension Scheme.

29.3
 All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the Pension Scheme at the date of this agreement. The contributions in respect of the Pension Scheme have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule.

29.4
All death and disability benefits provided to the employees of the Company and Subsidiaries are fully insured by an insurance policy with an insurer of good repute. The Company and the Subsidiaries are not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

29.5
The Disclosure Letter has details of the rates at which the Company's, any Subsidiaries' and employees' contributions to the Pension Scheme are being paid and how they are calculated, and whether they are paid in advance or in arrears. All amounts due to the Pension Scheme have been paid.

29.6
The Company and the Subsidiaries have provided access to a designated stakeholder scheme for their Pensionable Employees who are not members of the Pension Scheme, as required by section 3 of the Welfare Reform and Pensions Act 1999.

29.7
Neither the Company nor the Subsidiaries have discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

29.8
No claims or complaints have been made or are pending or threatened in relation to the Pension Scheme or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company or any of the Subsidiaries in relation to any of the Pensionable Employees. There are no facts or circumstances likely to give rise to such claims or complaints.

29.9	The Pension Scheme does not and has not accepted any contributions from a European employer as defined for the purposes of Part 7 of the Pensions Act 2004.

29.10	The Pension Scheme provides money purchase benefits only as defined in section 181 of the Pension Schemes Act 1993.

Part 2. Tax warranties

1.	General

1.1
All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which the Company or any Subsidiary has been liable to account for, has been duly paid (insofar as such Taxation ought to have been paid).

1.3
 The Company and each Subsidiary have, within applicable time limits, kept and  maintained  complete and accurate records , invoices and other information in relation to Taxation as they are required or is prudent to  keep and maintain. Such records, invoices and information form part of tax accounting arrangements that enable the tax liabilities of the Company and any Subsidiary to be calculated accurately in all material respects.

1.4	The Company and each Subsidiary have complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation Authority.

1.5	The Company is not a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998.

1.6
Neither the Company nor any Subsidiary has received from any Taxation Authority (and has not subsequently repaid to or settled with that Taxation Authority) any payment to which it was not entitled, or any notice in which its liability to Taxation was understated.

1.7
Neither the Company nor any Subsidiary has paid, within the period of seven years ending on the date of this agreement, or will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute.

1.8
All Taxation and national insurance contributions deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company or any Subsidiary. All amounts due to be paid to the relevant Taxation Authority prior to the date of this agreement have been so paid, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any Subsidiary or any persons required to be treated as such.

1.9	Proper records have been maintained in respect of all such deductions and payments, and all applicable regulations have been complied with.

1.10
The Disclosure Letter contains details (so far as they affect the Company or any Subsidiary) of all current dispensations agreed with HM Revenue & Customs in relation to PAYE and all notifications given by HM Revenue & Customs under section 65(6) of the Income Tax (Earnings and Pensions) Act 2003.

1.11
Neither the Company nor any Subsidiary is involved in any dispute with any Taxation Authority and has not, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.12
The amount of Taxation chargeable on the Company or any Subsidiary during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority or in the alternative neither the Company nor any Subsidiary has, for any period after the Accounts Date, taken any action which has had or might have the result of altering, prejudicing or in any way disturbing for any period commencing after the Accounts Date any concession, agreement or other formal or informal arrangement which it has previously negotiated with any Taxation Authority and the Disclosure Letter contains details of such concessions, agreements or arrangements.

1.13
All transactions in respect of which any clearance or consent was required from any Taxation Authority have been entered into by the Company or any Subsidiary after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.14
The Company and the Subsidiaries have duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. No such claims, disclaimers or elections are likely to be disputed or withdrawn.

1.15	The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company or any Subsidiary is, or at Completion, will be entitled to:

(a)	make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or other provision; and/or

(b)	appeal against any assessment or determination relating to Taxation; and/or

(c)	apply for a postponement of Taxation.

1.16
Neither the Company nor any Subsidiary is, or will become liable, to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any Subsidiary).

1.17
The Accounts make full provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company or the relevant Subsidiary, or for which the Company or the relevant Subsidiary is accountable at that date, whether or not the Company or that Subsidiary has (or may have) the right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.18
The Company and each Subsidiary has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date, but prior to Completion.

1.19
Neither the Company nor any Subsidiary has entered into a Managed Payment Plan within the provisions of section 111 of the Finance Act 2009 nor into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Taxation.

1.20	Neither the Company nor any Subsidiary is a qualifying company within the meaning of Schedule 46 to the Finance Act 2009.

2.	Chargeable gains

2.1
The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company or any Subsidiary, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

2.2	There has been no transaction to which any of the following provisions applies, or could apply, in respect of any asset held by the Company or any Subsidiary:

(a)	section 23 of TCGA 1992 (compensation and insurance monies);

(b)	section 135 and 136 of TCGA 1992 (reconstructions and amalgamations);

(c)	section 139 of TCGA 1992 (transfers of assets on reconstructions and amalgamations);

(d)	section 152-154 (inclusive) of TCGA 1992 (replacement of business assets);

(e)	sections 140A and 140C of TCGA 1992 (transfer of a trade);

(f)	section 165 of TCGA 1992 (gifts of business assets);

(g)	171-173 (inclusive) of TCGA 1992 (intra-group transfers);

(h)	247-248 of TCGA 1992 (compulsory acquisitions); and

(i)	242(2) of TCGA 1992 (small part disposals of land).

2.3
No allowable loss which might accrue on the disposal by the Company or any Subsidiary of any share in, or security of, any company is likely to be reduced by virtue of sections 176 and 177 of TCGA 1992.

2.4	Neither the Company nor any Subsidiary has been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 29-34 of TCGA 1992.

2.5	No loss which might accrue on the disposal by the Company or any Subsidiary of any asset is liable to be reduced or eliminated by the application of 35(3) or (4) of TCGA 1992.

2.6	Neither the Company nor any Subsidiary has made any election under 35(5) of TCGA 1992 and the Accounts have not been prepared on the basis that such an election will be made.

2.7	Neither the Company nor any Subsidiary owns, or has owned, any asset on the disposal of which paragraph 2 of Schedule 3 to TCGA 1992 would apply.

2.8	Neither the Company nor any Subsidiary holds any asset on the disposal of which Schedule 4 to TCGA 1992 may apply.

2.9
The Disclosure Letter gives details of any loss accruing to the Company or any Subsidiary in respect of which notice needs to be, but has not been given to, an officer of HM Revenue & Customs in order to be an allowable loss for the purposes of TCGA 1992.

2.10
Neither the Company nor any Subsidiary has transferred a trade carried on by it outside the UK in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under 140 of TCGA 1992.

2.11
Neither the Company nor any Subsidiary owns any assets which are wasting assets within the meaning of 44 of TCGA 1992 and which do not qualify in full for an allowance under the provisions of CAA 2001.

2.12	Neither the Company nor any Subsidiary has disposed of or acquired any asset in circumstances falling within 17 or 19 of TCGA 1992.

2.13
Neither the Company nor any Subsidiary is owed a debt on a security, the disposal or satisfaction of which will give rise to a liability to corporation tax on chargeable gains by reason of 251 of TCGA 1992.

2.14
Neither the Company nor any Subsidiary has received any assets by way of gift as mentioned in 282 of TCGA 1992 and neither the Company nor any Subsidiary has held, or holds, shares in a company to which 125 of TCGA 1992 could apply.

2.15	No allowable loss has accrued to the Company or any Subsidiary to which 18(3) of TCGA 1992 would apply.

2.16	No claim or election affecting the Company or any Subsidiary has been made (or assumed to be made) under 187 of TCGA 1992.

2.17	Neither the Company nor any Subsidiary has made a part disposal of any assets for the purposes of 42 of TCGA 1992.

2.18	Neither the Company nor any Subsidiary has, since the Accounts Date, appropriated any of its assets to or from trading stock for the purposes of 161 of TCGA 1992.

2.19	Neither the Company nor any Subsidiary is, or may become, liable to tax under 190 of TCGA 1992 in respect of a disposal occurring on or before Completion.

2.20
No assessment in respect of a capital gain on the disposal of any asset situated outside the UK or of unremittable overseas income has been postponed under 279 of TCGA 1992 or 584 of ICTA 1988 (replaced with effect from 1 April 2009 for accounting periods ending on or after that date by section 1275 of the Corporation Tax Act 2009) in relation to the Company or any Subsidiary.

2.21
Neither the Company nor any Subsidiary has any pre-entry loss, as defined in paragraph 1(2)(a) or (b) of Schedule 7A to TCGA 1992, and there is no allowable loss accrued, or which might accrue, on the disposal of any asset of the Company or any Subsidiary which could be treated as a pre-entry loss as so defined following Completion. No amount which is, or could become, a pre-entry loss as so defined, or which represents indexation relief the availability of which could be affected by 55(8) of TCGA 1992, has been taken into account in determining or eliminating any provision for deferred tax in the Accounts.

2.22
Neither the Company nor any Subsidiary has any pre-entry gain, as defined in paragraph 1(2) of Schedule 7AA to TCGA 1992, and there is no chargeable gain which might accrue on the disposal of any asset of the Company or any Subsidiary which could be treated as a pre-entry gain (as so defined) following Completion.

2.23
Neither the Company nor any Subsidiary has acquired shares on a reorganisation (within the meaning of 126 of TCGA 1992) in circumstances such that part of the consideration given by the Company or any Subsidiary would be disallowed under 128(2) of that Act.

3.	Capital losses

No capital loss has accrued to the Company or any Subsidiary that is a loss within the meaning of either 8 or 16A of TCGA 1992.

4.	Capital allowances

4.1
If any asset of the Company or any Subsidiary were disposed of at Completion for its book value as shown in, or adopted for the purpose of, the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), no balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or similar clawback of relief in jurisdictions outside the UK would be made on the Company or that Subsidiary.

4.2
No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account, by the Company or any Subsidiary under CAA 2001 (or any other legislation relating to any capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside of the UK.

4.3
All expenditure which the Company and Subsidiaries have incurred (or may incur) under any subsisting commitment for the provision of plant or machinery has qualified, or will qualify (if to deductible as a trading expense of the Company or Subsidiary), for writing-down allowances at the highest applicable rate under CAA 2001. The Company has notified its Inspector of Taxes of all such expenditure.

4.4
Neither the Company nor any Subsidiary has made any claim for capital allowances in respect of any asset which is leased to or from, or hired to or from, the Company or any Subsidiary. No election affecting the Company or any Subsidiary has been made, or agreed to be made, under sections 177 or 183 of CAA 2001 in respect of such assets.

4.5	Neither the Company nor any Subsidiary is a lessee under a lease to which Chapter 17 of Part 2 of CAA 2001 apply or could apply.

4.6	Neither the Company nor any Subsidiary is a party to any transactions to which Schedule 12 to the Finance Act 1997 apply or could apply.

4.7	Neither the Company nor any Subsidiary has made any election under section 83 of CAA 2001, nor is it taken to have made such an election under section 89(4) of CAA 2001.

4.8	Neither the Company nor any Subsidiary has incurred any long-life asset expenditure within the meaning of section 90 of CAA 2001.

4.9
None of the assets of the Company or any Subsidiary, expenditure on which has qualified for a capital allowance under Part 3 of CAA 2001, has at any time been used otherwise than as an industrial building or structure.

4.10	The Disclosure Letter gives full details of any disclaimers of allowances on plant and machinery and of any reduction in initial allowances on industrial and agricultural buildings.

4.11	Neither the Company nor any Subsidiary has claimed any research and development tax relief or tax credit or any first-year tax credits (within the meaning of section 79 of the Finance Act 2008).

4.12	The Disclosure Letter gives full details of the residue of qualifying expenditure for all assets of the Company or any Subsidiary which are industrial buildings for the purposes of Part 3 of CAA 2001.

4.13	Neither the company nor any Subsidiary has incurred any expenditure which qualifies for relief under Part 3A of CAA 2001 (business premises renovation allowance).

4.14	The Disclosure Letter gives full details of all expenditure incurred on the provision of or replacement of integral features (within the meaning of section 73 of the Finance Act 2008).

5.	Distributions and other payments

5.1
No distribution or deemed distribution, within the meaning of sections 209, 210 or 211 of ICTA 1988, has been made (or will be deemed to have been made) by the Company or any Subsidiary after 5 April 1965, except dividends shown in their audited accounts, and neither the Company nor any Subsidiary is bound to make any such distribution.

5.2
No securities within the meaning of section 254(1) of ICTA 1988 issued by the Company or any Subsidiary and remaining in issue at the date of this agreement were issued in such circumstances that the interest payable under them falls to be treated as a distribution under section 209(2) of ICTA 1988, nor has the Company or any Subsidiary agreed to issue any such securities.

5.3
No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company or any Subsidiary, or which the Company or any Subsidiary is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.

5.4
Neither the Company nor any Subsidiary has, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

5.5
Neither the Company nor any Subsidiary has received, or is likely to receive, a dividend which is not exempt within the provisions set out in chapters 2 and 3 of Part 9A of the Corporation Tax Act 2009, inserted by Schedule 14 to the Finance Act 2009.

5.6	Neither the Company nor any Subsidiary has received any capital distribution to which section 189 of TCGA 1992 could apply.

6.	Loan relationships

6.1
All interests, discounts and premiums payable by the Company or any Subsidiary in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996/section 302 of the Corporation Tax Act 2009) are eligible to be brought into account by the Company or the Subsidiaries as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996/Part 5 of the Corporation Tax Act 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company or the Subsidiaries.

6.2
Neither the Company nor any Subsidiary is party to a debtor relationship (within the meaning of section 103 of the Finance Act 1996/section 302(6) of the Corporation Tax Act 2009) to which paragraph 2 of Schedule 9 to the Finance Act 1996/Chapter 8 of Part 5 of the Corporation Tax Act 2009 applies or may apply.

6.3
Neither the Company nor any Subsidiary is party to a loan relationship made other than on arm's length terms. There are no circumstances in which paragraphs 11 and 11A of Schedule 9 to the Finance Act 1996/section 445 or 447 of the Corporation Tax Act 2009 could apply to require an adjustment of debits and/or credits brought into account by the Company or any Subsidiary.

6.4
The Disclosure Letter contains full particulars of any debtor relationship (within the meaning of section 103 of the Finance Act 1996/section 302(6) of the Corporation Tax Act 2009) of the Company and the Subsidiaries which relates to any deeply discounted security (within the meaning of Chapter 8 of Part 4 of the Income Tax (Trading and Other Income Act) 2005 to which paragraph 17 or 18 of Schedule 9 to the Finance Act 1996/sections 406-412 of the Corporation Tax Act 2009 apply.

6.5
Neither the Company nor any Subsidiary has been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9 to the Finance Act 1996/section 442 of the Corporation Tax Act 2009).

7.	Close companies

7.1	Neither the Company nor any Subsidiary is, nor has ever been, a close investment-holding company as defined in section 13A of ICTA 1988.

7.2
No distribution within section 418 of ICTA 1988 has been made by the Company or any Subsidiary during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

7.3
Any loans or advances made, or agreed to be made, by the Company or any Subsidiary within sections 419 and 420 or 422 of ICTA 1988 have been disclosed in the Disclosure Letter. Neither the Company nor any Subsidiary has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8.	Group relief

8.1
The Disclosure Letter contains full particulars of every written agreement relating to the claim or surrender of group relief (as defined by section 402 of ICTA 1988) or of advance corporation tax (under section 240 of ICTA 1988 or Schedule 13A of ICTA 1988) to which the Company or any Subsidiary is, or has been, a party within the last seven years.

8.2
All claims made by the Company and the Subsidiaries for group relief were valid when made and have been or will be allowed by way of relief from corporation tax. For accounting periods ending after 30 June 1999, the Company and the Subsidiaries have met all procedural and other requirements of Part VIII of Schedule 18 to the Finance Act 1998 in respect of such claims.

8.3
Except as provided in the Accounts, neither the Company nor any Subsidiary is, or will be, obliged to make or be entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 in respect of any period ending on or before the Accounts Date, or any payment for the surrender of the benefit of an amount of advance corporation tax or a repayment of such a payment.

8.4	Neither the Company nor any Subsidiary has been party to a surrender of a tax refund under section 102 of the Finance Act 1989.

9.	Groups of companies

9.1
The Company and any Subsidiary together comprise a group for the purposes of Chapter IV of Part X of ICTA 1988 and, so far as the Seller is aware, there are no circumstances or arrangements as a result of which any Subsidiary or the Company will cease to form part of such group.

9.2	Neither the Company nor any Subsidiary has entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992 or paragraph 16 of Schedule 26 to the Finance Act 2008.

9.3
Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Taxation purposes under:

(a)	section 179 of TCGA 1992;

(b)	paragraph 12A of Schedule 9 to the Finance Act 1996/sections 345 and 346 of the Corporation Tax Act 2009;

(c)	paragraph 30A of Schedule 26 to the Finance Act 2002/sections 630-632 of the Corporation Tax Act 2009;

(d)	paragraph 58 or 60 of Schedule 29 to the Finance Act 2002/section 780 or 785 of the Corporation Tax Act 2009; or

(e)	as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.

9.4	Neither the Company nor any Subsidiary has made any election under section 179A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002/section 792 of the Corporation Tax Act 2009.

9.5
Neither the Company nor any Subsidiary has any unrelieved surplus advance corporation tax eligible for carrying forward or has, at any time after 5 April 1999, set surplus advance corporation tax against corporation tax which could be displaced so as to give rise to a liability of the Company or any Subsidiary to make a payment of, or in respect of, corporation tax.

9.6
No change of ownership of the Company or any Subsidiary has taken place in circumstances such that sections 768 or 768A-E (inclusive) of ICTA 1988 or Regulation 13(6) of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 have, or may, be applied to deny relief for a loss or losses incurred by the Company or any Subsidiary. Within the period of three years ending with the date of this agreement, there has been no cessation of, or major change in the nature or conduct of, any trade or business (as defined for these purposes in section 768 of ICTA 1988) carried on by the Company or any Subsidiary.

9.7	Neither the Company nor any Subsidiary has ever been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).

10.	Intangible assets

For the purposes of this paragraph 10, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002/Part 8 of the Corporation Tax Act 2009 and to which that legislation applies. References to an intangible fixed asset shall be construed accordingly.

10.1
The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and the Subsidiaries and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company or any Subsidiary. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

10.2
No claims or elections have been made by the Company or any Subsidiary under Part 7 of Schedule 29 to the Finance Act 2002/Chapter 7 of Part 8 of the Corporation Tax Act 2009, or paragraph 86 of Schedule 29 to the Finance Act 2002/section 827 of the Corporation Tax Act 2009, in respect of any intangible fixed asset of the Company or any Subsidiary.

10.3	Since the Accounts Date:

(a)
neither the Company nor any Subsidiary owns an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002/section 859 of the Corporation Tax Act 2009;

(b)	neither the Company nor any Subsidiary has realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002/Part 8 of the Corporation Tax Act 2009; and

(c)	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company or any Subsidiary on a revaluation of an intangible fixed asset.

11.	Company residence, treasury consents and overseas interests

11.1
The Company and the Subsidiaries have, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 249 of the Finance Act 1994/section 18 of the Corporation Tax Act 2009 and section 788 of ICTA 1988 or for any other tax purpose.

11.2
Neither the Company nor any Subsidiary has caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies) or, in relation to transactions occurring on or after 1 July 2009, as set out in section 37 of and Schedule 17 to the Finance Act 2009 without the prior written consent of HM Treasury, or without having duly provided the required information to HM Revenue & Customs (as appropriate).

11.3	Neither the Company nor any Subsidiary would be a person to whom section 132(3) of the Finance Act 1988 applies in relation to a migrating company.

11.4
Neither the Company nor any Subsidiary holds shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company and/or any Subsidiary pursuant to section 13 of TCGA 1992.

11.5	Neither the Company nor any Subsidiary is, or may become, liable to tax under Schedule 28 to the Finance Act 2000 in respect of any amount of unpaid corporation tax of a non-UK resident company.

11.6
Neither the Company nor any Subsidiary is holding, or has held in the past seven years, any interest in a controlled foreign company within section 747 of ICTA 1988. Neither of the Company nor any subsidiary has any material interest in an offshore fund as defined in section 759 of ICTA 1988 or in Part 1 of Schedule 22 to the Finance Act 2009.

11.7
Neither the Company nor any Subsidiary has, since 17 March 1988, received any foreign loan interest in respect of which double taxation relief will, or may, be restricted under section 798 of ICTA 1988.

11.8	No claim has been made by the Company or any Subsidiary under sections 584, 585 or 723 of ICTA 1988/section 1275 of the Corporation Tax Act 2009.

11.9
Neither the Company nor any Subsidiary has been a party to any transaction or arrangement whereby it is, or may become, liable for Taxation by virtue of section 42A of ICTA 1988 or sections 971 and 972 of the Income Tax Act 2007 (ITA 2007) (or regulations made under it) or section 126 of the Finance Act 1995.

11.10	Neither the Company nor any Subsidiary has, or within the last seven years has had, a permanent establishment outside the UK.

11.11
Neither the Company nor any Subsidiary is an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Taxation in the country of residence of the Company or any Subsidiary.

11.12	Neither the Company nor any Subsidiary is, or has been within the past seven years, a dual residence company for the purposes of section 404(4) of ICTA 1988.

12.	Anti-avoidance

12.1	Neither the Company nor any Subsidiary has been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement:

(a)	to which any of the following provisions could apply:

(i)	section 56 of ICTA 1988 (transactions in deposits with and without certificates or in debts);

(ii)
section 116 of ICTA 1988 (partnerships involving companies: effect of arrangements for transferring relief), section 118 of ICTA 1988 (restriction on relief: companies), or sections 118ZE and 118 ZI of ICTA 1988 or sections 110 and 113 of ITA 2007 (restriction on relief: non-active partners);

(iii)	section 395 of ICTA 1988 (leasing contracts: effect on claims for losses of company reconstructions);

(iv)	section 410 of ICTA 1988 (group relief: effect of arrangements for transfer of company to another group, and so on);

(v)	section 125 of ICTA 1988/section 1301 of the Corporation Tax Act 2009 (annual payments for non-taxable consideration);

(vi)	section 399 of ICTA 1988 (dealings in commodity futures: withdrawal of loss relief);

(vii)	sections 729 to 746 (inclusive) and Schedule 23A of ICTA 1988 (tax avoidance: transfers of securities, manufactured dividends and transfer of assets abroad);

(viii)	sections 767A or 767B of ICTA 1988 (change in company ownership: corporation tax);

(ix)	section 774 of ICTA 1988 (transactions between dealing company and associated company);

(x)	section 786 of ICTA 1988 (transactions associated with loans or credit: connected persons);

(xi)	section 787 of ICTA 1988/section 443 of the Corporation Tax Act 2009 (restriction on relief for payments of interest);

(xii)	section 801A of ICTA 1988 (restriction on relief for underlying tax);

(xiii)	Schedule 5AA of ICTA 1988 (guaranteed returns on transactions in futures and options);

(xiv)	section 106 of TCGA 1992 (disposal of shares and securities within prescribed period of acquisition);

(xv)	paragraph 23 of Schedule 26 to the Finance Act 2002/section 690 of the Corporation Tax Act 2009 (derivative contracts for unallowable purposes);

(xvi)
paragraphs 26 and 27 of Schedule 26 to the Finance Act 2002/sections 694 and 695 of the Corporation Tax Act 2009 (derivative contracts: transfers of value to connected companies and exchange gains and losses not on arm's length terms);

(xvii)	sections 110 or 215 of CAA 2001 (prohibited allowances and transactions to obtain allowances);

(xviii)	sections 184A to 184I of TCGA 1992 (restrictions on buying losses or gains); or

(xix)	sections 75A, 75B and 75C of, and Schedule 15 to, the Finance Act 2003 (stamp duty land tax: anti-avoidance).

(b)	where any of the following provisions could apply (other than where clearances or consents, as appropriate, have been obtained):

(i)	sections 703 to 709 (inclusive) of ICTA 1988 (cancellation of tax advantages from certain transactions in securities);

(ii)	section 776 of ICTA 1988 (transactions in land: taxation of capital gains); and

(iii)	section 137 of TCGA 1992 (restriction on application of sections 135 and 136).

(c)	to which any of the anti-avoidance measures set out in the Finance Act 2008 or in the Finance Act 2009 which, at the date of this agreement are in effect, could be applied.

12.2
All transactions or arrangements made by the Company or any Subsidiary have been made on fully arm's length terms. There are no circumstances in which 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

12.3
Neither the Company nor any Subsidiary has, at any time, been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company or any Subsidiary could be liable to Taxation as a result of the principles in W. T. Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases, or as a result of the principles in Halifax (C-255/02) as developed in subsequent cases.

12.4
Neither the Company nor any Subsidiary has entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

13.	Inheritance tax

13.1	Neither the Company nor any Subsidiary has:

(a)	made any transfer of value within sections 94 and 202 of IHTA 1984; or

(b)	received any value such that liability might arise under section 199 of IHTA 1984; or

(c)	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

13.2
There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Sale Shares or any asset of the Company or any Subsidiary. None of them are subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHTA 1984.

13.3	No asset owned by the Company or any Subsidiary, nor the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

14.	Value Added Tax

14.1
The Company and the Subsidiaries are members of a group for VAT purposes of which the Company is the representative member with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs. Neither the Company nor any Subsidiary is (nor are there any circumstances in which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

14.2
The Company and the Subsidiaries have each complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices and other requisite documents. Neither the Company nor any Subsidiary has been:

(a)	subject to any interest, forfeiture, surcharge or penalty; or

(b)	given any notice under sections 59, 59A or 64 of the VATA 1994; or

(c)	given a warning within section 76(2) of the VATA 1994; or

(d)	required to give security under paragraph 4 of Schedule 11 to the VATA 1994.

14.3	VAT has been duly paid by the Company and each Subsidiary, or provision has been made in the Accounts for all amounts of VAT for which the Company and each of the Subsidiaries is liable.

14.4
All supplies made by the Company or any Subsidiary are taxable supplies. Neither the Company nor any Subsidiary has been, or will be, denied full credit for all input tax under sections 25 and 26 of the VATA 1994 (and regulations made under it) or for any other reasons. All VAT paid or payable by the Company or any Subsidiary is input tax as defined in section 24 of the VATA 1994 and regulations made under it.

14.5
Neither the Company nor any Subsidiary is, or has been, for VAT purposes, a member of any group of companies other than the group comprising the Company and the Subsidiaries alone. No act or transaction has been effected in consequence of which the Company or any Subsidiary, is or may be held, liable for any VAT arising from supplies made by another company. No direction has been given, nor will be given, by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company or any Subsidiary would be treated as a member of another group for the purposes of VAT.

14.6
Neither the Company nor any Subsidiary has been, or agreed to be, a party to any transaction or arrangement in relation to which a direction has been, or could be, made under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA 1994.

14.7
Neither the Company nor any Subsidiary is, or has agreed to become, liable for VAT under sections 47, 48 or 55 of the VATA 1994. No direction has been given, or may be given, by HM Revenue & Customs under paragraph 2 of Schedule 6 to the VATA 1994.

14.8
For the purposes of paragraph 3 of Schedule 10 to the VATA 1994, neither the Company nor any Subsidiary or relevant associate of such companies (within the meaning of paragraph 3 of Schedule 10 to the VATA 1994) has any intention of exercising, or obligation to exercise, an election to tax (pursuant to paragraph 2 of Schedule 10 to the VATA 1994 in respect the Property and:

(a)
neither the Company nor any Subsidiary or relevant associate of such companies (within the meaning of paragraph 3 of Schedule 10 to the VATA 1994) has charged VAT, whether on rents or otherwise, which is not properly chargeable; and

(b)
neither the Company nor any Subsidiary or relevant associate of such companies (within the meaning of paragraph 3 of Schedule 10 to the VATA 1994) has agreed to refrain from making an election in relation to the Property.

14.9
Neither the Company nor any Subsidiary owns, or has at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

14.10
Neither the Company nor any Subsidiary has made any claim for bad debt relief under section 36 of VATA 1994. There are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid and there are no circumstances by virtue of which there could be a clawback of input tax from the Company or any Subsidiary under section 36(4) of the VATA 1994.

14.11
Neither the Company nor any Subsidiary has entered into any self-billing arrangement (in the circumstances provided in section 29 of the VATA 1994) in respect of supplies made by any other person, nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company or any Subsidiary.

14.12
The Disclosure Letter contains full particulars of all claims which have been, or could be, made by the Company or any Subsidiary under sections 78 or 79 of the VATA 1994. There are no circumstances under which an assessment under section 78A of the VATA 1994 has been, or could be, made on the Company or any Subsidiary.

14.13	In relation to and in preparation for the cross-border VAT changes which take effect from 1 January 2010 under the provisions of sections 76 to 78 of and Schedule 36 to the Finance Act 2009 :

(a)
the Company and each Subsidiary has a record of the VAT registration number of all EU business customers and has provided its own VAT registration number to all its suppliers who are resident in an EU Member State;

(b)	the accounting system of the Company and each Subsidiary requires no modifications in order to produce promptly and accurately the information required for completion of the EC Sales Lists;

(c)	neither the Company nor any Subsidiary supplies or purchases cross-border services the VAT treatment of which will be affected by the changes in the place or time of supply rules;

(d)
no repayments of VAT have been claimed by the Company or any Subsidiary in the 12 months ending on Completion from the tax authorities of any EU Member State other than the UK, and as at Completion, neither the Company nor any Subsidiary will have any outstanding entitlement to make such a claim.

15.	Premiums and sale and lease back of land

Neither the Company nor any Subsidiary has entered into any transaction to which sections 34, 35, 36 of ICTA 1988/Chapter 4 of Part 4 of the Corporation Tax Act 2009, 43A-G or 779-784 (inclusive) of ICTA 1988 have been, or could be, applied.

16.	Employees and pensions

16.1
Neither the Company nor any Subsidiary has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee of the Company or any Subsidiary, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company or relevant Subsidiary for Taxation purposes, whether up to or after the Accounts Date.

16.2	Neither the Company nor any Subsidiary participates in a scheme under section 713 of the Income Tax (Earnings and Pensions) Act 2003.

16.3
The Disclosure Letter contains details of all schemes approved by HM Revenue & Customs under Schedules 2, 3 and 4 to Income Tax (Earnings and Pensions) Act 2003 (Approved Schemes) and of all options granted under Schedule 5 to Income Tax (Earnings and Pensions) Act 2003 (EMI Options). Neither the Company nor any Subsidiary is aware of any circumstances under which HM Revenue & Customs may withdraw approval of any Approved Scheme, or which might cause a disqualifying event under section 534 of the Income Tax (Earnings and Pensions) Act 2003 in respect of any EMI Options.

17.	Stamp duty, stamp duty land tax and stamp duty reserve tax

17.1
Any document that may be necessary or desirable in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Completion, and each document which the Company or any Subsidiary may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

17.2
Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company or any Subsidiary.

17.3
No circumstances exist under which paragraph 5 or paragraph 12 of Schedule 7 to the Finance Act 2003 (recovery of relief from another group company or controlling director) could apply to the Company or any Subsidiary.

17.4
The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company or any Subsidiary before Completion in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

17.5
Since the Accounts Date, neither the Company nor any Subsidiary has incurred any liability to, or been accountable for, any stamp duty reserve tax. There has been no agreement within section 87(1) of the Finance Act 1986 which could lead to the Company or any Subsidiary incurring such a liability or becoming so accountable.

17.6	The Sale Shares are not chargeable securities for the purposes of section 99 of the Finance Act 1986.

17.7
Neither the Company nor any Subsidiary is, or has been, a person falling within subsections (6), (7) or (8) of section 67 or section 70 of the Finance Act 1986. None of them has given, or is obliged to give, any notification under section 68 or section 71 of the Finance Act 1986 or incurred any liability to stamp duty reserve tax under sections 93-97, of the Finance Act 1986.

18.	Tax sharing

Neither the Company nor any Subsidiary is bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company or any Subsidiary would not be time barred.

19.	Construction industry sub-contractors' scheme

Neither the Company nor any Subsidiary is required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by each of the Company and any Subsidiary on construction, refurbishment and fitting-out works in each of the three years ending on the Accounting Date is less than £1 million.

Schedule 5: Tax covenant

1.	Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Buyer's Relief: means:

(a)	any Accounts Relief (as defined in paragraph 1.1(a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph 1.1(b) of the definition of Liability for Taxation);

(b)	any Post- Completion Relief of the Company or any Subsidiary (as defined in paragraph 1.1(c) of the definition of Liability for Taxation); and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company or any Subsidiary.

Buyer's Tax Group: the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Event: includes (without limitation) the expiry of a period of time, the Company or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: any liability of the Company or a Subsidiary to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons and also includes:

(a)
the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the  Completion Balance Sheet (or which, but for such Relief, would have appeared in the Completion Balance Sheet) or where such Relief was treated as an asset of the Company or the relevant Subsidiary in the Completion Balance Sheet or was taken into account in computing any deferred Tax asset which appears in the  Completion Balance Sheet (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief;

(b)
the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Completion Balance Sheet (Loss of a Repayment Relief), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and any related repayment supplement;

(c)
the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief (Post- Completion Relief) or right to repayment of Tax (including any repayment supplement) which is not available before Completion, but arises after Completion in circumstances where, but for such set off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant (Loss of a  Completion Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company or the relevant Subsidiary as a result of such set off or use; and

(d)
any liability of the Company or any Subsidiary to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company or the relevant Subsidiary has agreed to meet or pay a sum equivalent to or by reference to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning.

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer, the Company or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant.

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4
A reference to an Event occurring on or before Completion includes a series or combination of Events, all of which were or the first of which was an Event occurring on or before Completion or which commenced on or before Completion OR the first of which occurred on or before Completion and was not in the ordinary course of business of the Company or the relevant Subsidiary and any of which occurring after Completion were in the ordinary course of business of the Company or the relevant Subsidiary.

1.5	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

(a)
anything which involves, or leads directly or indirectly to, any liability of the Company or the relevant Subsidiary to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group), or is the liability of the Company or the relevant Subsidiary only because some other person, other than a member of the Buyer's Tax Group, has failed to pay it or is the liability of the Company or the relevant Subsidiary because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

(b)
anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; or

(c)
anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-Group debt or the Company or any Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a Group or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)
anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

(e)
anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	anything which involves, or leads directly or indirectly to, a change of residence of the Company or any of the Subsidiaries for Tax purposes.

1.6
Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

2.	Covenant

2.1
The Sellers covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Sellers shall be jointly and severally liable to pay to the Buyer by way of repayment of the Purchase Price for the Sale Shares, to the extent possible but not so as to limit the amount payable where not wholly possible, an amount equal to any:

(a)
Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or any of the Subsidiaries on or before Completion;

(b)
Liability for Taxation which arises solely as a result of the relationship for Tax purposes of the Company or any of the Subsidiaries with any person other than a member of the Buyer's Tax Group whensoever arising;

(c)	any Liability for Taxation falling within paragraph 1.1(a) to paragraph 1.1(d) of the definition of Liability for Taxation;

(d)	any Liability for Taxation which is a liability for inheritance tax which:

(i)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(ii)	has given rise at Completion to a charge on any of the Sale Shares or assets of the Company or any of the Subsidiaries; or

(iii)
gives rise after Completion to a charge on any of the Sale Shares in or assets of the Company or any of the Subsidiaries as a result of the death of any person within seven years of a transfer of value which occurred before Completion; and

(e)	costs and expenses referred to in paragraph 9.

2.2
For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company or any of the Subsidiaries arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax falling within this paragraph 2.

3.	Payment date and interest

3.1
Where the Sellers are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2.1(f), the due date for the making of that payment (Due Date) shall be the earlier of the date falling seven days after the Buyer has served a notice on the Sellers demanding that payment and in a case:

(a)
that involves an actual payment of Tax by the Company or any of the Subsidiaries (including any payment pursuant to paragraph 2.1 (f), the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)
that falls within paragraph 1.1(a) of the definition of Liability for Taxation, the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief); or

(c)	that falls within paragraph 1.1(b) of the definition of Liability for Taxation, the date on which the repayment was due from the relevant Taxation Authority; or

(d)
that falls within paragraph 1.1(c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority; or

(e)
that falls within paragraph 1.1(d) of the definition of Liability for Taxation not later than the fifth day before the day on which the Company or the relevant Subsidiary is due to make the payment or repayment.

3.2
Any dispute as to the amount specified in any notice served on the Sellers under paragraph 3.1(b) to paragraph 3.1(e) shall be determined by the auditors of the Company or the relevant Subsidiary for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Sellers and the Buyer).

3.3
If any sums required to be paid by the Sellers under this Tax Covenant are not paid on the Due Date then, except to the extent that the Sellers’ liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of Royal Bank of Scotland plc or (in the absence thereof) at such similar rate as the Buyer selects from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	Exclusions

4.1	The covenant contained in paragraph 2 shall not cover any Liability for Taxation to the extent that:

(a)	a provision or reserve in respect thereof is made in the Completion Balance Sheet; or

(b)
it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(c)
it would not have arisen but for a change after Completion in the accounting bases on which the Company or any of the Subsidiaries values its assets (other than a change made in order to comply with UK GAAP); or

(d)	the Buyer is compensated for any such matter under any other provision of this agreement; or

(e)	it would not have arisen but for a voluntary act or transaction carried out by the Buyer, the Company or any of the Subsidiaries after Completion, being an act which:

(i)	is not in the ordinary course of business; or

(ii)	could reasonably have been avoided; or

(iii)	the Company or the relevant Subsidiary was not legally committed to do under a commitment that existed on or before Completion; or

(iv)	the Buyer was aware would give rise to the Liability for Taxation in question.

5.	Recovery from third parties

5.1
Where the Sellers have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer, the Company or any of the Subsidiaries is or becomes entitled to recover from some other person (not being the Buyer, the Company or any of the Subsidiaries or any other company within the Buyer’s Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company or the relevant Subsidiary shall:

(a)	notify the Sellers of its entitlement as soon as reasonably practicable; and

(b)
if required by the Sellers and, subject to the Buyer, the Company or the relevant Subsidiary being secured and indemnified by the Sellers against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers fully informed of the progress of any action taken), provided that the Buyer shall not be required to take any action pursuant to this paragraph 5.1 (other than an action against:

(i)	a Taxation Authority; or

(ii)	a person who has given Tax advice to the Company or relevant Subsidiary on or before Completion),

which, in the Buyer’s reasonable opinion, is likely to harm its, the Company’s or the relevant Subsidiary’s commercial relationship (potential or actual) with that or any other person.

5.2	If the Buyer, the Company or any of the Subsidiaries recovers any amount referred to in paragraph 5.1, the Buyer shall account to the Sellers for the lesser of:

(a)
any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Sellers under paragraph 5.1(b)); and

(b)	the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation in question.

6.	Corporation tax returns

6.1
The Sellers or their duly authorised agent shall, at the Sellers' cost and expense, prepare the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or before the Accounts Date, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

6.2
The Buyer shall procure that the returns and computations referred to in paragraph 6.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Sellers or their agent all such assistance as may reasonably be required (at the Sellers’ cost and expense) to agree those returns and computations with the relevant Taxation Authority, provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 6.2 in relation to any return that is not full, true and accurate in all material respects.

6.3
The Sellers or their duly authorised agent shall, at the Sellers' cost and expense, prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or prior to the Accounts Date, provided that the Sellers shall not, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

6.4
The Buyer shall procure that the Company and the Subsidiaries, at the Sellers' cost and expense, afford such access to their books, accounts and records as is necessary and reasonable to enable the Sellers or their duly authorised agent to prepare the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 6.

6.5
The Sellers shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as possible.

6.6	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 7 shall take precedence over the provisions of this paragraph 6; and

(b)	the provisions of this paragraph 6 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

7.	Conduct of tax claims

7.1
If the Buyer, the Company or any of the Subsidiaries becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers as soon as is reasonably practicable, provided that if any of the Sellers receive any Tax Claim for whatever reason, they shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed, on receipt of such notification, to have given the Sellers notice of such Tax Claim in accordance with the provisions of this paragraph 7, provided always that the giving of such notice shall not be a condition precedent to the Sellers’ liability under this Tax Covenant.

7.2
Provided the Sellers indemnify and secure the Buyer and the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company or the relevant Subsidiary shall take such action as the Sellers may reasonably request by notice in writing given to the Buyer, the Company or the relevant Subsidiary to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Buyer, the Company nor the relevant Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Sellers having been given written notice of the receipt of such assessment, the Buyer, the Company or the relevant Subsidiary have not within 14 days of the date of the notice received instructions in writing from the Sellers to do so.

7.3	If:

(a)
the Sellers do not request the Buyer, the Company or the relevant Subsidiary to take any action under paragraph 7.2 or fail to indemnify and secure the Buyer, the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Sellers) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 14 days; or

(b)
any of the Sellers (or the Company or the relevant Subsidiary before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)
the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the General or Special Commissioners or the VAT and Duties Tribunal) unless the Sellers have obtained the opinion of Tax counsel of at least 5 years’ standing that there is a reasonable prospect that the appeal will succeed, the Buyer, the Company or the relevant Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, the Company or the relevant Subsidiary may in its absolute discretion considers fit.

7.4
Subject to paragraph 7.3, by agreement in writing between the Buyer and the Sellers, the conduct of a Dispute may be delegated to the Sellers on such terms as may be agreed from time to time between the Buyer and the Sellers provided that, unless the Buyer and the Sellers specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)
the Buyer, the Company or the relevant Subsidiary shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(c)
all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer, the Company or the relevant Subsidiary for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

(d)
the Sellers shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer, the Company or any relevant Subsidiary without the prior approval of the Buyer, the Company or the relevant Subsidiary (as may be appropriate), such approval not to be unreasonably withheld or delayed.

7.5
The Buyer shall provide and shall procure that the Company or relevant Subsidiary provides to the Sellers and the Sellers' professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Sellers to take such action as is referred to in this paragraph 7.

7.6
Neither the Buyer, the Company nor any of the Subsidiaries shall be subject to any claim by or liability to any of the Sellers for non-compliance with any of the foregoing provisions of this paragraph 7 if the Buyer, the Company or any of the Subsidiaries has bona fide acted in accordance with the instructions of any one or more of the Sellers.

8.	Grossing up

8.1
All sums payable by the Sellers to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law.  If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Sellers shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.2
If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

8.3
If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 8.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

9.	Costs and expenses

The covenant contained in paragraph 2 of this Tax Covenant shall extend to all costs and expenses incurred by the Buyer, the Company or any of the Subsidiaries in connection with any matter included under paragraph 2 of this Tax Covenant and the enforcement of rights under this Tax Covenant.

Schedule 6: Intellectual Property Rights

Part 5. Registered Intellectual Property Rights

none

Part 6. Material unregistered Intellectual Property Rights

None, other than the TAS Engineering Consultants logo

Part 7. Intellectual Property Rights licensed from third parties

See Disclosure Letter

Part 8. Intellectual Property Rights licensed to third parties none

Schedule 7: Information technology

Part 9. Particulars of IT system

See Disclosure Letter

Part 10. Particulars of IT contracts

 See Disclosure Letter

Schedule 8: Particulars of Property

Part 1 Description of Property

Description of the Property	37-39 Norton Road, Stockton on Tees, Cleveland TS18 2BU
Owner	The Company
Registered/unregistered (and title number)	CE31820
Occupier	The Company
Current Use	Offices

Part 2

Schedule of fixed fixtures forming part of the Property

Schedule 9: Net Asset Consideration
Part 1

1           The Buyer shall pay to the Sellers £325,000 on account of the Net Asset Consideration at Completion and within 30 days of the Completion Date the Buyer shall prepare and deliver to the Sellers the draft Completion Balance Sheet.

2           The parties shall endeavour to agree the Completion Balance Sheet and the Net Asset Value by no later than 31st July, 2010.

3           In the event of the parties being unable to agree the Completion Balance Sheet and the Net Asset Value by 31st July, 2010 (or any overstatement within 10 days of this being raised)  then any party may, by notice in writing to the others and to the Expert, request the Expert to determine the Completion Balance Sheet and the Net Asset Value.

4           The Expert shall have 60 days from the date of receipt of the notice referred to in paragraph 3 in which to determine the Completion Balance Sheet and the Net Asset Value and the parties shall provide to the Expert such information as he shall request to make such determination. Forthwith upon such determination the Expert shall simultaneously issue a copy of such determination in writing to each of the parties.

5           In the absence of manifest error the determination of the Expert as to the Completion Balance Sheet and the Net Asset Value shall be binding on the parties.

6           The Buyer shall pay to the Sellers in cash upon agreement or determination of the Completion Balance Sheet the balance of the Net Asset Value Consideration.

7           In the event of the Net Asset Value (as agreed or determined pursuant to this Agreement) is subsequently found to be overstated (including without limitation having failed to provide for a matter which had it been known at the time of agreement or determination would have been taken into account or any book debts not having been collected by 31st December 2010) then the Sellers shall repay to the Buyer an amount equal to the amount of such overstatement in cleared funds within 7 days of agreement or determination of the amount of such overstatement and the Buyer may set off the amount of such overstatement against any sums payable under this Agreement, to the extent not paid by the Sellers.

Terms of Expert Appointment

9.1           The parties shall agree on the appointment of an independent Expert and agree his terms of appointment.

9.2            If the parties are unable to agree on the appointment of an Expert or his terms of appointment within seven days of either party serving details of a suggested expert on the other, either party may request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint an Expert chartered accountant of repute with experience in preparation of balance sheets and profit and loss accounts and agree the terms of appointment with such Expert.

9.3 If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required then:

(a) either party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b) this paragraph 3 applies in relation to the new Expert as if he were the first Expert appointed.

9.4 The parties are entitled to make submissions in writing to the Expert, copying the other parties at the same time with such written submissions, and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

9.5 To the extent not provided for by this paragraph, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate.

9.6 The Expert shall act as an expert and not as an arbitrator.

9.7 Each party shall bear its own costs in relation to the Expert. The Expert's fees and any costs properly incurred by him in arriving at his determination shall be borne by the parties in such other proportions as the Expert directs.

9.8 The Completion Balance Sheet shall be agreed or determined in accordance with the principles set out in Part 2.

Part 2

attach pro forma template for balance sheet and agreed assumptions such as to depreciation

Schedule 10: Adjusted Profit Consideration

Part 1

1.           On the Completion Date the Sellers shall deliver to the Buyer the Accounts and the Buyer shall pay to the Sellers on account of the Adjusted Profit Consideration £448,000 (being an amount equal to 40% of 4 times Adjusted Profit), such amount to be satisfied by the issue of Consideration Shares with an aggregate value equal £448,000.

2.           Within 71 days of the Completion Date, the Sellers and the Buyer shall procure that the Accounts are audited, and a copy delivered to each of the Sellers and the Buyer.

3.           To the extent that the actual consolidated profit before taxes of the Company and its Subsidiaries as shown by the audited Accounts is less than £260,000 (save to the extent such shortfall results from a change in the depreciation rates applied to fixed assets in the Accounts), the Sellers shall repay to the Buyer in cash or by way of return of Consideration Shares in lieu of cash, calculated on the same basis as such Consideration Shares were issued, an amount equal to  40% of 4 times such shortfall within 7 days of delivery of the audited Accounts.

4.           By 28 February 2011 the Buyer shall prepare and deliver to the Sellers the Profit and Loss Accounts.

5.           As soon as possible following the delivery of the Profit and Loss Accounts the parties shall endeavour to agree the amount of the Consolidated Profits.

6.           In the event of the parties being unable to agree the Consolidated Profits within 30 days of the date of delivery of the Profit and Loss Accounts then any party may, by notice in writing to the others and to the Expert, request the Expert to determine the Consolidated Profits.

7.           The Expert shall have 60 days from the date of receipt of the notice referred to in paragraph 4 in which to determine the Consolidated Profits and the parties shall provide to the Expert such information as he shall request to make such determination. Forthwith upon such determination the Expert shall simultaneously issue a copy of such determination in writing to each of the parties.

8.           In the absence of manifest error the determination of the Expert as to the Consolidated Profits shall be binding on the parties.

9.           On the anniversary of the Completion Date (or if later within 7 days of agreement or determination of the Consolidated Profits) the Buyer shall pay to the Sellers on account of the Adjusted Profit Consideration £336,000 (being an amount equal to 4 times the Adjusted Profits) provided that such amount shall be reduced by an amount equal to 40% of 4 times the £ value by which £210,000 (being 75% of the Adjusted Profit) exceeds the Consolidated Profits. This payment on account of the Adjusted Profit Consideration may be satisfied in cash or at the option of GSE Inc half in cash and the balance satisfied by the issue of Consideration Shares with an equivalent value.

10.           By 28 February 2012 the Buyer shall prepare and deliver to the Sellers the Profit and Loss Accounts 2011.

11           As soon as possible following the delivery of the Profit and Loss Accounts 2011 the parties shall endeavour to agree the amount of the Consolidated Profits 2011.

12.           In the event of the parties being unable to agree the Consolidated Profits 2011 within 30 days of the date of delivery of the Profit and Loss Accounts 2011 then any party may, by notice in writing to the others and to the Expert, request the Expert to determine the Consolidated Profits 2011.

13.           The Expert shall have 60 days from the date of receipt of the notice referred to in paragraph 10 in which to determine the Consolidated Profits 2011 and the parties shall provide to the Expert such information as he shall request to make such determination. Forthwith upon such determination the Expert shall simultaneously issue a copy of such determination in writing to each of the parties.

14.           In the absence of manifest error the determination of the Expert as to the Consolidated Profits 2011 shall be binding on the parties.

15.           On the second anniversary of the Completion Date (or if later within 7 days of agreement or determination of the Consolidated Profits 2011) the Buyer shall pay to the Sellers as the final instalment of the Adjusted Profit Consideration £336,000 (being an amount equal to 30% of 4 times the Adjusted Profits),. This instalment of the Adjusted Profit Consideration may be satisfied in cash or at the option of GSE Inc half in cash and the balance satisfied by the issue of Consideration Shares with an equivalent value.

16.           In the event of any part of the Adjusted Profit Consideration (as agreed or determined pursuant to this Agreement) is subsequently found to be overstated (including without limitation having failed to provide for a matter which had it been known at the time of agreement or determination would have been taken into account) then the Sellers shall repay to the Buyer an amount equal to the amount of such overstatement in cleared funds within 7 days of agreement or determination of the amount of such overstatement and the Buyer may set off the amount of such overstatement against any sums payable under this Agreement, to the extent not paid by the Sellers.

17.           In the event only that there shall have been any reduction in the payment on account of Adjusted Profit Consideration under paragraph 9 and that the Consolidated Profits 2011 are in excess of £280,000 then on the second anniversary of the Completion Date (or if later within 7 days of agreement or determination of the Consolidated Profits 2011) the Buyer shall pay to the Sellers an amount equal to 4 times the excess, up to a maximum amount equal to the aggregate reduction made under paragraph 9 to the Adjusted Profit Consideration. This adjustment to the Adjusted Profit Consideration may be satisfied in cash or at the option of the Buyer half in cash and the balance satisfied by the issue of Consideration Shares with an equivalent value.

18.           In the event only that there shall have been a reduction in the payment on account of Adjusted Profit Consideration under paragraph 3, then if so requested by the Sellers by no later than 31 December 2012, the Buyer shall by February 2013 prepare and deliver to the Sellers the Profit and Loss Accounts 2012.

19           As soon as possible following the delivery of the Profit and Loss Accounts 2012 the parties shall endeavour to agree the amount of the Consolidated Profits 2012.

20.           In the event of the parties being unable to agree the Consolidated Profits 2012 within 30 days of the date of delivery of the Profit and Loss Accounts 2012 then any party may, by notice in writing to the others and to the Expert, request the Expert to determine the Consolidated Profits 2012.

21.           The Expert shall have 60 days from the date of receipt of the notice referred to in paragraph 10 in which to determine the Consolidated Profits 2012 and the parties shall provide to the Expert such information as he shall request to make such determination. Forthwith upon such determination the Expert shall simultaneously issue a copy of such determination in writing to each of the parties.

22.           In the absence of manifest error the determination of the Expert as to the Consolidated Profits 2012 shall be binding on the parties.

23.           In the event that the Consolidated Profits 2012 are in excess of £280,000 then on the third anniversary of the Completion Date (or if later within 7 days of agreement or determination of the Consolidated Profits 2012) the Buyer shall pay to the Sellers an amount equal to 4 times the excess, up to a maximum amount equal to the aggregate reduction made under paragraph 3 to the Adjusted Profit Consideration. This adjustment to the Adjusted Profit Consideration shall be satisfied in cash or at the option of the Buyer half in cash and the balance satisfied by the issue of Consideration Shares with an equivalent value.

24.           In calculating the Adjusted Profit Consideration regard shall be had to the principles set out in Part 2.

Part 2

A.
no amount charged by the Buyer or Buyer’s Group to the Company or the Subsidiaries in relation to group charges including without limitation the services of its nominees as directors shall be taken into account

B.	no amount in relation to the fees of KPMG shall be taken into account to the extent that they shall exceed £5000 plus VAT per annum
C.
subject to paragraphs A and B above, the Buyer’s nominee from time to time (the first such nominee to be Professor Graham Wren) shall consult with Mr John Maplesden (for such time as he shall be the Sellers’ representative) as to what other costs shall be allowable or disallowable, provided that the determination of the Buyer’s nominee as to allowable and disallowable cost shall be conclusive.

Schedule 11: Bonus Pool

1.  The Buyer will procure that the Company and/or its Subsidiaries sets aside as a Bonus Pool an amount equal to 7.5% of the turnover of the Company and its Subsidiaries exceeding £2.5 million for the 12 month period ending on the first anniversary of the Completion Date.

2.           The Buyer will also procure that the Company and/or its Subsidiaries sets aside as a Bonus Pool an amount equal to:

2.1.1           where the turnover of the Company and its Subsidiaries exceeded £2.5 million for the 12 month period ending on the first anniversary of the Completion Date, 3% of the amount by which the turnover of the Company and its Subsidiaries for the 12 month period ending on the second anniversary of the Completion Date exceeds £2.5 million but is less than the turnover of the Company and its Subsidiaries for the 12 month period ending on the first anniversary of the Completion Date: and

2.1.2           7.5% of the amount by which the turnover of the Company and its Subsidiaries for the 12 month period ending on the second anniversary of the Completion Date exceeds the turnover of the Company and its Subsidiaries for the 12 month period ending on the first anniversary of the Completion Date (provided that the turnover of the Company and its Subsidiaries for the 12 month period ending on the first anniversary of the Completion date exceeded £2.5 million)

2.2  where the turnover of the Company and its Subsidiaries did not exceed £2.5 million for the 12 month period ending on the first anniversary of the Completion Date, 7.5% of the amount by which the turnover of the Company and its Subsidiaries for the 12 month period ending on the second anniversary of the Completion Date exceeds £2.5 million.

3.           The Bonus Pool shall be available for distribution as discretionary bonuses to employees of the Company and/or its Subsidiaries who at the date of payment are not under notice of termination. The amount to be paid from the Bonus Pool to each eligible employee shall be as agreed in writing between Mr John Maplesden and Mr Graham Wren, and in default of agreement within 27 months of the Completion Date shall be paid as additional Purchase Price to the Sellers in the proportions set out in Schedule 1.

4.           For the purposes of this Schedule turnover shall exclude value added tax and at the election of Mr John Maplesden may exclude that proportion of turnover attributable to the resale of materials.

5.           The Bonus Pool for each period is conditional on the Company and its Subsidiaries  achieving a gross profit of at least 30% of turnover for such period.   The Bonus Pool for each period will be reduced by 20% for each percentage point or part thereof, by which the gross profit for such period is less than 30%.  No Bonus Pool will be set aside if the gross profit is less than 25%. The table below shows an example of how the Bonus Pool might be calculated:

Illustration of Bonus Pool Calculation

	Standard
	Model	Model 1	Model 2	Model 3
	£	£	£	£

Turnover	2,500,000	3,100,000	3,100,000	3,100,000

Gross Profit	800,000	992,000	775,000	868,000

Gross Profit %	32.00	32.00	25.00	28.00

Bonus Pool for increased sales

Are sales > 2,500,000		Yes	Yes	Yes

How much greater		600,000	600,000	600,000

Is GP > 30%		Yes	No	No

Bonus % applied =		7.5	0	4.5

Bonus amount		45,000	0	27,000

Signed by John Maplesden

Signed by Anthony Maplesden

Signed by John Easton

Signed by for and on behalf of Gse Systems, Inc	Title:
Signed by for and on behalf of Gse Systems Limited	Title: